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The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 8, 2014

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-197145

Prospectus Supplement
(to Prospectus Dated July 1, 2014)

$125,000,000

Envestnet, Inc.

        % Convertible Notes due 2019

         We are offering $125.0 million aggregate principal amount of our        % Convertible Notes due 2019 (the "notes"). We will pay interest on the notes semi-annually, in arrears, on each June 15 and December 15, beginning on June 15, 2015. The notes will mature on December 15, 2019, unless earlier purchased or converted.

         Holders may surrender their notes for conversion at any time prior to the close of business on the business day immediately preceding July 1, 2019 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on March 31, 2015 (and only during such calendar quarter), if the last reported sale price of our common stock, for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 130% of the conversion price of the notes in effect on each applicable trading day; (2) during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for the notes for each such trading day is less than 98% of the last reported sale price of our common stock on such date multiplied by the then-current conversion rate; or (3) upon the occurrence of specified corporate events described under "Description of Notes—Conversion Rights—Conversion upon Specified Corporate Events." On or after July 1, 2019 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may surrender their notes for conversion at any time, regardless of the foregoing circumstances. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus supplement.

         The initial conversion rate will be            shares of our common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $            per share. The initial conversion rate will be subject to adjustment upon the occurrence of certain events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with a corporate event in certain circumstances.

         Upon the occurrence of a fundamental change, holders may require us to purchase some or all of their notes for cash at a price equal to 100% of the principal amount of the notes being purchased, plus accrued and unpaid interest, if any.

         The notes will be our general unsecured obligations, subordinated in right of payment to our obligations under our Credit Facility (as defined herein). The notes will rank equally in right of payment with all of our other existing and future senior indebtedness and will rank senior in right of payment to all our future subordinated obligations. The notes will be structurally subordinated to any of our subsidiaries' indebtedness, other than to the extent the notes are guaranteed in the future by our subsidiaries as described in this prospectus supplement, and will be effectively subordinated to any future secured indebtedness to the extent of the value of the assets securing such indebtedness.

         The notes will not be listed on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol "ENV." The last reported sale price of our common stock on the New York Stock Exchange on December 5, 2014 was $50.97 per share.

         See "Risk Factors" beginning on page S-21 for a discussion of certain risks that you should consider in connection with an investment in the notes.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Issuer

Per Note	%	%	%

Total	$	$	$

(1)
Plus accrued interest, if any, from December     , 2014.

         To the extent that the underwriters sell more than $125.0 million in principal amount of notes, we expect to grant the underwriters the right to purchase within a 30 day period up to an additional $18.75 million principal amount of notes, solely to cover over-allotments, if any.

         We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about December     , 2014.

Stifel            Credit Suisse            BMO Capital Markets

Sandler O'Neill + Partners, L.P.                Sterne Agee                William Blair

The date of this prospectus supplement is December     , 2014.

Prospectus Supplement

        Neither we nor the underwriters have authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any such free writing prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, when making your investment decision. You should also read and consider the information in the documents we have referred you to in the section of the accompanying prospectus entitled "Where You Can Find More Information."

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC"), utilizing a "shelf" registration process. This prospectus supplement provides you with the specific details regarding this offering of notes and updates the information contained or incorporated by reference in the accompanying prospectus. The accompanying prospectus provides you with more general information regarding our securities, some of which does not apply to the offering. You should read and consider both this prospectus supplement and the accompanying prospectus together with the additional information described under the heading "Where You Can Find More Information" in the accompanying prospectus. To the extent the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus or the information contained in any document incorporated by reference therein, the information contained in the most recently dated document shall control.

        Unless otherwise specified or the context otherwise requires, the terms "Envestnet," the "Company," "we," "our" and "us" and other similar terms mean Envestnet Inc. and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements regarding future events and our future results are within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and projections about future events and are identified by terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "expected," "intend," "will," "may," or "should" or the negative of those terms or variations of such words, and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our business and other characteristics of future events or circumstances are forward-looking statements.

        Factors that could cause our actual results to be materially different from the results referenced in the forward-looking statements include, among others:

  •
  difficulty in sustaining rapid revenue growth, which may place significant demands on our administrative, operational and financial resources;

  •
  fluctuations in our revenue;

  •
  the concentration of nearly all of our revenues from the delivery of investment solutions and services to clients in the financial advisory industry;

  •
  the impact of market and economic conditions on our revenues;

  •
  our reliance on a limited number of clients for a material portion of our revenue;

  •
  the renegotiation of fee percentages or termination of our services by our clients;

  •
  our ability to identify potential acquisition candidates, complete acquisitions and successfully integrate acquired companies;

  •
  compliance failures;

  •
  regulatory actions against us;

  •
  the failure to protect our intellectual property rights;

  •
  our inability to successfully execute the conversion of our clients' assets from their technology platform to our technology platform in a timely and accurate manner;

  •
  general economic, political and regulatory conditions; and

  •
  management's response to these factors.

        In addition, there may be other factors of which we are presently unaware or that we currently deem immaterial that could cause our actual results to be materially different from the results referenced in the forward-looking statements.

        These forward-looking statements involve risks and uncertainties. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus supplement are set forth in "Risk Factors"; accordingly, investors should not place undue reliance upon our forward-looking statements.

        Forward-looking statements speak only as of the date they are made and we undertake no obligation to update any of the forward-looking statements after the date of this prospectus supplement to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

        You should read this prospectus supplement, the accompanying prospectus and the incorporated documents completely and with the understanding that our actual future results, levels of activity, performance and achievements may be different from what we expect and that these differences may be material. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that you should consider before investing in our notes. You should read the entire prospectus supplement, the accompanying prospectus and the documents that we have filed with the SEC that are incorporated by reference carefully before making an investment decision.

 Envestnet, Inc.

Our Business

        We are a leading provider of unified wealth management software and services to financial advisors and institutions. By integrating a wide range of investment solutions and services, our technology platforms provide financial advisors with the flexibility to address their clients' needs. As of September 30, 2014, approximately 36,000 advisors used our technology platforms, supporting approximately $668 billion of assets in approximately 2.7 million investor accounts. As of September 30, 2014, after giving effect to our October 2014 acquisition of Placemark Holdings, Inc. ("Placemark"), approximately 40,000 advisors used our technology platforms, supporting approximately $683 billion of assets in approximately 2.8 million investor accounts.

        Envestnet empowers financial advisors to deliver fee-based advice to their clients. We work with both Independent Registered Investment Advisors ("RIAs"), as well as advisors associated with financial institutions such as broker-dealers and banks. The services we offer and market to financial advisors address the advisors' ability to grow their practice as well as to operate more efficiently—the Envestnet platforms span the various elements of the wealth management process, from the initial meeting an advisor has with a prospective client to the ongoing day-to-day operations of managing an advisory practice.

        Our centrally-hosted technology platforms, which we refer to as having "open architecture" because of their flexibility, provide financial advisors with access to a series of integrated services to help them better serve their clients. These services include risk assessment and selection of investment strategies and solutions, asset allocation models, research and due diligence, portfolio construction, proposal generation and paperwork preparation, model management and account rebalancing, account monitoring, customized fee billing, overlay services covering asset allocation, tax management and socially responsible investing, aggregated multi-custodian performance reporting and communication tools, as well as access to a wide range of leading third-party asset custodians.

        We offer these solutions principally through the following product and services suites:

  •
  Envestnet's wealth management software empowers advisors to better manage client outcomes and strengthen their practice. Our software unifies the applications and services advisors use to manage their practice and advise their clients, including financial planning; capital markets assumptions; asset allocation guidance; research and due diligence on investment managers and funds; portfolio management, trading and rebalancing; multi-custodial, aggregated performance reporting; and billing calculation and administration.

  •
  Envestnet -- PMC®, our Portfolio Management Consultants group primarily engages in consulting services aimed at providing financial advisors with additional support in addressing their clients' needs, as well as the creation of proprietary investment solutions and products. Envestnet -- PMC's investment solutions and products include managed account and multi-manager portfolios, mutual fund portfolios and Exchange Traded Fund ("ETF") portfolios. Envestnet -- PMC also offers Prima Premium Research, comprising institutional-quality research and due diligence on investment managers, mutual funds, ETFs and liquid alternatives funds.

  •
  Envestnet -- TamaracTM provides leading portfolio accounting, rebalancing, trading, performance reporting and client relationship management software, principally to high-end RIAs.

  •
  Vantage Reporting SolutionTM software aggregates and manages investment data, provides performance reporting and benchmarking, giving advisors an in-depth view of clients' various investments, empowering advisors to give holistic, personalized advice and consulting.

  •
  Envestnet -- WMSTM offers financial institutions access to an integrated wealth platform, which helps construct and manage sophisticated portfolio solutions across an entire account life cycle, particularly in the area of unified managed account ("UMA") trading. Envestnet -- WMS's Overlay Portfolio Management console helps wealth managers efficiently build customized client portfolios that consider both proprietary and open-architecture investment solutions.

  •
  Envestnet -- PlacemarkTM develops UMA programs and other portfolio management outsourcing solutions, including patented portfolio overlay and tax optimization services, for banks, full service broker-dealers and RIA firms.

        We believe that our business model results in a high degree of recurring and predictable financial results. The majority of our revenue is asset-based, meaning it is derived from fees charged as a percentage of the assets that are managed or administered on our technology platforms by financial advisors. We also generate revenues from recurring, contractual licensing fees for providing access to our technology platforms and from professional services.

        For the year ended December 31, 2013, we earned fees of $200.6 million from assets under management ("AUM") or assets under administration ("AUA" and collectively "AUM/A"), representing a 58% increase over earned fees from AUM/A in 2012. Asset-based fees accounted for approximately 83%, 81% and 81% of our total revenues for the years ended December 31, 2013, 2012 and 2011, respectively. For the year ended December 31, 2013, licensing and professional services revenues were $42.0 million, representing a 40% increase over licensing and professional services revenues in 2012.

        Licensing and professional services revenues accounted for 17%, 19% and 19% of our total revenues for the years ended December 31, 2013, 2012 and 2011, respectively.

        For over 85% of our asset-based fee arrangements, we bill customers at the beginning of each quarter based on the market value of customer assets on our technology platforms as of the end of the prior quarter, providing for a high degree of revenue visibility in the current quarter. Furthermore, our licensing fees are highly predictable because they are generally established in multi-year contracts providing longer-term visibility regarding that portion of our total revenues.

        As the tables below indicate, our business has experienced steady and significant growth over the last several years. We believe this growth is attributable not only to secular trends in the wealth management industry as described below but also to the uniqueness and comprehensiveness of our products.

        The following table sets forth the AUM or AUA as of the end of the quarters indicated:

Quarterly Assets Under Management or Administration

($ In Billions)

        The following table sets forth the number of accounts with AUM or AUA as of the end of the quarters indicated:

Quarterly Accounts Under Management or Administration

(In Thousands)

        The following table sets forth as of the end of the periods indicated the number of financial advisors that had client accounts on our technology platforms:

Total Advisors

Our Market Opportunity

        The wealth management industry has experienced significant growth in terms of assets invested by retail investors in the past several years. According to the Federal Reserve, U.S. household and non-profit organization financial assets totaled $67.0 trillion as of June 30, 2014, up 61% from $41.7 trillion at December 31, 2008.

        In addition to experiencing significant growth in financial assets, the wealth management industry is characterized by a number of important trends, including those described below, which we believe create a significant market opportunity for technology-enabled investment solutions and services like ours.

        Increase in independent financial advisors.    Based on industry news reports, we believe that over the past several years an increasing number of financial advisors have elected to leave large financial institutions and start their own financial advisory practices or move to smaller, more independent firms. According to an analysis done by Cerulli Associates, the number of RIAs and dually-registered advisors increased 5% annually from 42,200 in 2008 to 53,400 in 2013.

        Increased reliance on technology among independent financial advisors.    In order to compete effectively in the marketplace, independent financial advisors are increasingly relying on technology service providers to help them provide comparable services cost effectively and efficiently.

        Increased use of financial advisors.    We believe, based on an analysis done by Cerulli Associates, that the volatility and increasing complexity in securities markets have resulted in increased investor interest in receiving professional financial advisory services.

        Increased use of fee-based investment solutions.    Based on our industry experience, we believe that in order for financial advisors to effectively manage their clients' assets, advisors are seeking account types that offer the flexibility to choose among the widest range of investment solutions. Financial advisors typically charge their fees for these types of flexible accounts based on a percentage of assets rather than on a commission or other basis. We estimate, based on an analysis done by Cerulli Associates, that fee-based investment advisory assets totaled $6.3 trillion in Q3 2014 based on Q3 2014 managed account assets of $3.8 trillion and estimated growth in RIA assets to $2.5 trillion.

        More stringent standards applicable to financial advisors.    Increased scrutiny of financial advisors to ensure compliance with current laws, coupled with the possibility of new laws focused on a fiduciary standard, may require changes to the way financial advisors offer advice. In order to adapt to these changes, we believe that financial advisors may benefit from utilizing technology platforms, such as ours, that allow them to address their clients' wealth management needs.

Our Business Model

        We believe that a number of attractive characteristics contribute significantly to the success of our business model, including:

  •
  Positioned to capitalize on favorable industry trends.  As a leading provider of unified wealth management software and services to financial advisors, we believe we are well positioned to take advantage of favorable secular trends in the wealth management industry, particularly the increased prevalence and use of independent financial advisors, the movement toward fee-based pricing structures and advisors' increased reliance on technology.

  •
  Recurring and resilient revenue base.  The substantial majority of our revenues is recurring and derived either from asset-based fees, which generally are billed at the beginning of each quarter or from fixed fees under multi-year license agreements. For the year ended December 31, 2013, we derived 83% of our total revenues from asset-based fees and 17% from licensing and professional services revenues.

  •
  Strong customer retention.  We believe that the breadth of access to investment solutions and the multitude of services that we provide allow financial advisors to address a wide range of their clients' needs and, as a result, financial advisors are less likely to move away from our technology platforms. Because technology platforms are involved in nearly all of a financial advisor's activities needed to serve their clients, once a financial advisor has moved clients and their assets onto our technology platforms, significant time, costs and/or resources would be required for the financial advisor to shift to other technology platforms.

  •
  Substantial operating leverage.  Because we have designed our systems architecture to accommodate growth in the number of advisors and accounts we support and to provide the flexibility to add new investment solutions and services, our technology platforms and infrastructure allow us to grow our business efficiently, without the need for significant additional expenditures as assets grow. This, combined with low marginal costs required to add additional accounts and new investment solutions and services, enables us to generate substantial operating leverage during the course of our relationship with a financial advisor as the advisor adds accounts to our platforms and the assets of the advisor's clients grow through financial advisors' use of additional investment solutions and services that we provide.

Our Growth Strategy

        Envestnet serves the fastest growing segments of the wealth management industry: independent financial advisors; fee-based solutions; and outsourced investment and technology solutions. We intend to increase revenue and profitability by continuing to pursue the following strategies:

  •
  Increase the advisor base.  Through the outreach and marketing activities of our sales and client service teams, we continue the process of leveraging existing enterprise client relationships to add new financial advisors to our technology platforms, and building new relationships to add additional advisors. Generally, when we establish an enterprise client relationship, we are provided access to the client's financial advisors and are given the opportunity to convert them to our technology platforms. During the five-year period ended December 31, 2013, within existing enterprises, we increased the number of advisors with AUM or AUA on our platforms at a compound annual growth rate of 12%. We further increased the number of advisors through new enterprise relationships established during the five years ended December 31, 2013, resulting in the total number of advisors with AUM or AUA on our platforms growing at a compound annual growth rate of 28%. Even with that steady growth, we continue to have the opportunity to increase the number of financial advisors we serve within our existing enterprise client relationships as advisors increasingly shift their businesses to fee-based practices.

  •
  Extend the account base within a given advisor relationship.  We work with existing clients to shift an increasing portion of their business to the Envestnet platforms. During the five-year period ended December 31, 2013, the average number of AUM or AUA accounts per advisor on our technology platforms grew from approximately 21 to 32, an increase of over 50%. As a result, total AUM or AUA accounts increased at a compound annual growth rate of 43% during the same period.

  •
  Expand the services utilized by each advisor.  In most cases, an advisor will use only a portion of Envestnet's services. Accordingly, through our sales and marketing efforts, we will continue to educate our financial advisor customers regarding our capabilities in order to expand the scope of our investment solutions and services they employ.

  •
  Obtain new enterprise clients.  Growing fee-based offerings has become a strategic priority for financial services firms. Envestnet is positioned in the marketplace to empower these firms to deliver fee-based solutions to their advisors. These enterprise clients provide us with access to a large number of financial advisors that may be interested in utilizing our technology platforms, as well as to the assets that are managed by these financial advisors. We believe that the current market opportunity for enterprise conversions continues to be significant. New enterprise clients also provide further opportunities to execute on the other strategies discussed above.

  •
  Continue to invest in our technology platforms.  We intend to continue to invest in our technology platforms to provide financial advisors with access to investment solutions and services that address the widest range of financial advisors' front-, middle-and back-office needs. In the years ended December 31, 2013, 2012 and 2011, our technology development costs totaled $9,141, $8,659 and $6,424, respectively.

  •
  Continue to pursue strategic transactions and other relationships.  We intend to continue to selectively pursue acquisitions, investments and other relationships that we believe can enhance the attractiveness of our technology platforms or expand our client base. Given our scale of operations and record of past transactions, we believe we are well-positioned to engage in such transactions in the future.

  •
  In December 2011, we completed the acquisition of FundQuest Incorporated ("FundQuest"), a subsidiary of BNP Paribas Investment Partners USA Holdings, Inc. FundQuest (which was renamed Envestnet Portfolio Solutions, Inc.), a provider of fee-based managed services and solutions with approximately $15 billion in AUM or AUA, was integrated fully into Envestnet during 2012.

  •
  In April 2012, we acquired Prima Capital Holding, Inc. ("Prima"). Prima, now part of Envestnet -- PMC, provides Prima Premium Research, including investment manager due diligence, consulting, and custom research to the wealth management and retirement industries. Prima's clientele includes banks, independent RIAs, regional broker-dealers, family offices and trust companies.

  •
  In May 2012, we acquired Tamarac, Inc. ("Tamarac"). Tamarac, now operating as Envestnet -- Tamarac, provides leading portfolio accounting, rebalancing, trading, performance reporting and client relationship management software, principally to high-end RIAs.

    •
    In July 2013, we acquired the Wealth Management Solutions ("WMS") division of Prudential Investments. WMS, now operating as Envestnet -- WMS, offers financial institutions access to an integrated wealth platform, which helps construct and manage sophisticated portfolio solutions across an entire account life cycle, particularly in the area of UMA trading.

    •
    In February 2014, we formed Envestnet Retirement Solutions, LLC ("ERS, LLC") with various third parties. ERS, LLC offers advisory and technology enabled services to financial advisors and retirement plans. As of September 30, 2014, our ownership in ERS, LLC was 57%.

    •
    In October 2014, we completed the acquisition of Placemark. Placemark, now operating as Envestnet -- Placemark, develops UMA programs and other portfolio management outsourcing solutions, including patented portfolio overlay and tax optimization services, for banks, full service broker-dealers and RIA firms.

Recent Developments

        On December 8, 2014, we amended our existing Credit Facility (the "Credit Facility Amendment") to, among other things, increase the available borrowing limit to $100 million from $70 million. Subject to certain conditions, we have the right to increase the facility by up to an additional $25 million. The Credit Facility is scheduled to terminate on December 8, 2017, at which time any aggregate principal amount of borrowings outstanding becomes payable in full. Any borrowings made under the Credit Facility will accrue interest at rates between 1.50 percent and 3.25 percent above LIBOR based on our total leverage ratio. There is also a commitment fee between 0.25 percent and 0.30 percent per annum, based on our total leverage ratio, on the daily unused portion of the facility. Borrowings under the Credit Facility may be used by us to pursue strategic transactions and other relationships.

Corporate Information

        We were incorporated in the State of Delaware in 2004. Our principal executive offices are located at 35 East Wacker Drive, Suite 2400, Chicago, Illinois 60601, and our telephone number is (312) 827-2800. Our website address is www.envestnet.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website as part of this prospectus supplement or the accompanying prospectus.

 THE OFFERING

        The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, you should read the section of this prospectus supplement entitled "Description of Notes." For purposes of this summary, references to the "Company," "we," "our" and "us" refer only to Envestnet, Inc. and not to its subsidiaries.

Issuer	Envestnet, Inc., a Delaware corporation.
Notes	$125.0 million principal amount of % Convertible Notes due 2019, plus up to an additional $18.75 million principal amount pursuant to the underwriters' over-allotment option.
Maturity	December 15, 2019, unless earlier purchased or converted.
Interest	% per year. Interest will accrue from December , 2014 and will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2015.
Conversion Rights

Holders may surrender their notes for conversion at any time prior to the close of business on the business day immediately preceding July 1, 2019 (the "free convertibility date") only under the following circumstances:

•

during any calendar quarter commencing after the calendar quarter ending on March 31, 2015 (and only during such calendar quarter), if the last reported sale price of our common stock, for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 130% of the conversion price of the notes in effect on each applicable trading day;

•

during the five consecutive business-day period following any five consecutive trading-day period in which the trading price per $1,000 principal amount of the notes for each such trading day was less than 98% of the last reported sale price of our common stock on such date multiplied by the then-current conversion rate; or

• upon the occurrence of specified corporate events described under "Description of Notes—Conversion Rights—Conversion upon Specified Corporate Events."

On or after July 1, 2019 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may surrender their notes for conversion regardless of the foregoing circumstances.

The initial conversion rate for the notes will be            shares of our common stock for each $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $            per share of our common stock). Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation solely in cash or a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated for each trading day in a 25 trading-day conversion period (as described herein). See "Description of Notes—Conversion Rights—Settlement upon Conversion."

Holders will not receive any additional cash payment or additional shares of our common stock representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the consideration delivered to you upon conversion of a note.

The conversion rate for the notes is subject to adjustment as described under "Description of Notes—Conversion Rights—Conversion Rate Adjustments."

In addition, following certain corporate events that occur prior to maturity, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances as described under "Description of Notes—Conversion Rights—Adjustment to the Conversion Rate Upon Conversion in Connection with a Make-whole Fundamental Change."

Fundamental Change

If we undergo a fundamental change (as defined herein), subject to certain conditions, you will have the option to require us to purchase all or any portion of your notes that is equal to $1,000 or a multiple thereof. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the fundamental change purchase date. We will pay the fundamental change purchase price in cash. See "Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes."

No Redemption	The notes may not be redeemed by us at our option prior to maturity.
Covenants

Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture governing the notes. In addition, neither we nor any of our subsidiaries are restricted under the indenture from incurring debt, paying dividends or issuing or repurchasing our securities.

Ranking

The notes will be our general unsecured obligations, subordinated in right of payment to our obligations under our Credit Facility. The notes will rank equally in right of payment with all of our other existing and future senior indebtedness and will be senior in right of payment to all our future subordinated obligations. The notes will be structurally subordinated to the indebtedness and other liabilities of any of our subsidiaries, other than to the extent the notes are guaranteed in the future by our subsidiaries as described under "Description of Notes—Future Subsidiary Guarantees," and will be effectively subordinated to any future secured indebtedness to the extent of the value of the assets securing such indebtedness. Certain of our subsidiaries guarantee our obligations under our Credit Facility.

As of September 30, 2014, we had $30 million outstanding under our Credit Facility and, after giving effect to the Credit Facility Amendment, $70 million of availability remaining thereunder. In addition, at that date, our subsidiaries had no indebtedness outstanding or other liabilities to which the notes would have been structurally subordinated, other than $30 million of liabilities relating to the guarantee provided by certain of our subsidiaries in respect of our Credit Facility. As of September 30, 2014, we did not have any secured indebtedness outstanding.

Future Subsidiary Guarantees

The indenture will provide that we will cause each subsidiary of ours that guarantees payment by us of any unsecured debt securities of ours issued by us in an offering registered pursuant to the Securities Act, or in an offering exempt from such registration pursuant to Rule 144A and/or Regulation S thereunder to execute and deliver to the trustee a supplemental indenture pursuant to which such subsidiary will guarantee payment of the notes on terms substantially similar to the guarantee of such debt securities. The indenture will further provide that we may remove any such guarantee by any such subsidiary if such subsidiary no longer provides a guarantee with respect to any such debt securities.

Book-Entry Form

The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for the Notes

The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

Our common stock is quoted on the New York Stock Exchange under the symbol "ENV."
Trustee	U.S. Bank National Association
Use of Proceeds

We intend to use the net proceeds from this offering for general corporate purposes, including for selective strategic investments through acquisitions, alliances or other transactions. See "Use of Proceeds."

Risk Factors

Investment in the notes involves risk. You should carefully consider the information under the section titled "Risk Factors" and all other information included in this prospectus and the documents incorporated by reference before investing in the notes.

Certain U.S. Federal Income Tax Considerations

You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the notes and any common stock into which the notes may be converted in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See "Certain U.S. Federal Income Tax Considerations."

 SUMMARY CONSOLIDATED FINANCIAL DATA

        You should read the following summary historical consolidated financial data together with our financial statements and related notes and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of our periodic reports incorporated by reference in this prospectus. We derived the summary statements of operations data for the years ended December 31, 2011, 2012 and 2013 from our audited consolidated financial statements. We derived the summary statements of operations data for the nine months ended September 30, 2013 and 2014 and the balance sheet data as of September 30, 2014 from our unaudited financial statements. The unaudited financial statement data has been prepared on a basis consistent with our audited financial statements and includes, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for these periods. Our historical results for any prior period are not necessarily indicative of results to be expected in any future period, and our results for any interim period are not necessarily indicative of results for a full fiscal year. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference in this prospectus.

	Year ended December 31,			Nine months ended September 30,
	2011	2012	2013	2013	2014
	(in thousands, except share and per share information)
				(unaudited)
Statement of operations data:
Revenues:
Assets under management or administration	$99,236	$127,213	$200,568	$137,150	$212,707
Licensing and professional services	23,942	30,053	41,967	30,987	39,238

Total revenues	123,178	157,266	242,535	168,137	251,945

Operating expenses:
Cost of revenues	42,831	56,119	98,970	66,600	111,503
Compensation and benefits	40,305	54,973	77,442	55,475	74,449
General and administration	21,856	30,617	44,808	30,840	38,514
Depreciation and amortization	6,376	12,400	15,329	10,666	13,290
Restructuring charges	434	115	474	474	—

Total operating expenses	111,802	154,224	237,023	164,055	237,756

Income from operations	11,376	3,042	5,512	4,082	14,189
Total other income (expense)	(796)	26	200	195	1,909

Income before income tax provision	10,580	3,068	5,712	4,277	16,098
Income tax provision	2,975	2,603	2,052	1,312	5,812

Net income	7,605	465	3,660	2,965	10,286
Add: Net loss attributable to non-controlling interest	—	—	—	—	195

Net income attributable to Envestnet, Inc.	$7,605	$465	$3,660	$2,965	$10,481

Net income per share attributable to common stockholders:
Basic	$0.24	$0.01	$0.11	$0.09	$0.30
Diluted	$0.23	$0.01	$0.10	$0.08	$0.28
Weighted average common shares outstanding:
Basic	31,643,390	32,162,672	33,191,088	32,912,084	34,447,619
Diluted	32,863,834	33,341,615	35,666,575	35,260,044	36,832,154

As of September 30, 2014
(dollars in thousands, unaudited)
Balance sheet data:
Assets:
Cash and cash equivalents	$105,899
Working capital	52,976
Goodwill and intangible assets	110,128
Total assets	287,533
Stockholders' equity	172,734
Total equity	173,290

	As of December 31,			As of September 30,
	2011	2012	2013	2013	2014
	(dollars in millions, unaudited)
Operating data:
Platform assets:
Assets under management (AUM)	$22,936	$30,970	$45,706	$41,932	$54,935
Assets under administration (AUA)	47,148	67,368	132,215	118,228	164,639

Subtotal AUM/A	70,084	98,338	177,921	160,160	219,574
Licensing	69,514	269,729	358,919	326,567	448,169

Total platform assets	$139,598	$368,067	$536,840	$486,727	$667,743

Platform accounts:
AUM	124,636	156,327	211,039	200,648	255,359
AUA	216,038	293,151	524,806	456,461	642,192

Subtotal AUM/A	340,674	449,478	735,845	657,109	897,551
Licensing	588,038	1,228,016	1,508,254	1,425,102	1,830,678

Total platform accounts	928,712	1,677,494	2,244,099	2,082,211	2,728,229

Advisors:
AUM/A	13,887	16,085	22,838	21,759	24,887
Licensing	5,709	6,941	7,794	7,511	11,266

Total advisors	19,596	23,026	30,632	29,270	36,153

	Year ended December 31,			Nine months ended September 30,
	2011	2012	2013	2013	2014
	(in thousands except per share information, unaudited)
Other financial and operating data(1):
Adjusted revenues	$123,178	$158,514	$242,695	$168,297	$251,945
Adjusted EBITDA	27,436	23,988	38,594	27,554	39,310
Adjusted net income	13,754	10,570	19,094	13,653	20,843
Adjusted net income per share	0.42	0.32	0.54	0.39	0.57

(1)
"Adjusted revenues" excludes the effect of purchase accounting on the fair value of acquired deferred revenue. Under generally accepted accounting principles ("GAAP"), we record at fair value the acquired deferred revenue for contracts in effect at the time the entities were acquired. Consequently, revenue related to acquired entities for periods subsequent to the acquisition does not reflect the full amount of revenue that would have been recorded by these entities had they remained stand-alone entities.

  "Adjusted EBITDA" represents net income before deferred revenue fair value adjustment, interest income, interest expense, imputed interest expense on contingent consideration, fair market value adjustment on contingent consideration, income tax provision (benefit), depreciation and amortization, non-cash compensation expense, gain (loss) on investments, other income, restructuring charges and transaction costs, re-audit related expenses, severance, impairment of customer inducement asset, contract settlement charges, customer inducement costs, litigation related expense and pre-tax loss (gain) attributable to non-controlling interest.

  "Adjusted net income" represents net income before deferred revenue fair value adjustment, non-cash compensation expense, restructuring charges and transaction costs, re-audit related expenses, severance, amortization of acquired intangibles, impairment of customer inducement asset, non-recurring tax items, customer inducement costs, contract settlement charges, contract settlement—reversal of deferred taxes, other income, imputed interest expense on contingent consideration, fair market value adjustment on contingent consideration and litigation related expense. Reconciling items are tax-effected using the income tax rates in effect on the applicable date.

  "Adjusted net income per share" represents adjusted net income divided by the diluted number of weighted-average shares outstanding.

  Our Board of Directors and our management use adjusted revenues, adjusted EBITDA, adjusted net income and adjusted net income per share:

    •
    As measures of operating performance;

    •
    For planning purposes, including the preparation of annual budgets;

    •
    To allocate resources to enhance the financial performance of our business;

    •
    To evaluate the effectiveness of our business strategies; and

    •
    In communications with our Board of Directors concerning our financial performance.

  Our Compensation Committee, Board of Directors and management may also consider adjusted revenues and adjusted EBITDA, among other factors, when determining management's incentive compensation.

  We also present adjusted revenues, adjusted EBITDA, adjusted net income and adjusted net income per share as supplemental performance measures because we believe that they provide our Board of Directors, management and investors with additional information to assess our performance. Adjusted revenues provide comparisons from period to period by excluding the effect of purchase accounting on the fair value of acquired deferred revenue. Adjusted EBITDA provides comparisons from period to period by excluding potential differences caused by variations in the age and book depreciation of fixed assets affecting relative depreciation expense and amortization of internally developed software, amortization of acquired intangible assets, re-audit related expenses, litigation-related expense, severance, gain on investments, and changes in interest expense and interest income that are influenced by capital structure decisions and capital market conditions. Our management also believes it is useful to exclude non-cash compensation expense from adjusted EBITDA, adjusted operating income and adjusted net income because non-cash equity grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time.

  We believe adjusted revenues, adjusted EBITDA, adjusted net income and adjusted net income per share are useful to investors in evaluating our operating performance because securities analysts use adjusted revenues, adjusted EBITDA, adjusted net income and adjusted net income per share as supplemental measures to evaluate the overall performance of companies, and we anticipate that our investor and analyst presentations will include adjusted revenues, adjusted EBITDA, adjusted net income and adjusted net income per share.

  Adjusted revenues, adjusted EBITDA, adjusted net income and adjusted net income per share are not measurements of our financial performance under GAAP and should not be considered as an alternative to revenues, net income, or any other performance measures derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our profitability or liquidity.

  We understand that, although adjusted revenues, adjusted EBITDA, adjusted net income and adjusted net income per share are frequently used by securities analysts and others in their evaluation of companies, these measures have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for an analysis of our results as reported under GAAP. In particular you should consider:

    •
    Adjusted revenues, adjusted EBITDA, adjusted net income and adjusted net income per share do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

    •
    Adjusted revenues, adjusted EBITDA, adjusted net income and adjusted net income per share do not reflect changes in, or cash requirements for, our working capital needs;

    •
    Adjusted revenues, adjusted EBITDA, adjusted net income and adjusted net income per share do not reflect non-cash components of employee compensation;

    •
    Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements;

    •
    Due to either net losses before income tax expenses or the use of federal and state net operating loss carryforwards in 2011, 2012, 2013 and 2014, we had cash income tax payments, net of refunds, of approximately $813,000, $796,000 and $4,708,000 in the years ended December 31, 2011, 2012 and 2013, respectively, and $4,389,000 and $154,000 in the nine months ended September 30, 2013 and 2014, respectively. Income tax payments will be higher if we continue to generate taxable income and our existing net operating loss carryforwards for federal and state income taxes have been fully utilized, expired or are limited in any given year; and

    •
    Other companies in our industry may calculate adjusted revenues, adjusted EBITDA, adjusted net income and adjusted net income per share differently than we do, limiting their usefulness as a comparative measure.

  Management compensates for the inherent limitations associated with using adjusted revenues, adjusted EBITDA, adjusted net income and adjusted net income per share through disclosure of such limitations, presentation of our financial statements in accordance with GAAP and reconciliation of adjusted revenues to revenues, adjusted EBITDA, adjusted net income and adjusted net income per share to net income and net income per share, the most directly comparable GAAP measures. Further, our management also reviews GAAP measures and evaluates individual measures that are not included in some or all of our non-GAAP financial measures, such as our level of capital expenditures and interest income, among other measures.

        The following table sets forth a reconciliation of total revenues to adjusted revenues based on our historical results:

	Year ended December 31,			Nine months ended September 30,
	2011	2012	2013	2013	2014
	(in thousands, unaudited)
Total revenues	$123,178	$157,266	$242,535	$168,137	$251,945
Deferred revenue fair value adjustment	—	1,248	160	160	—

Adjusted revenues	$123,178	$158,514	$242,695	$168,297	$251,945

        The following table sets forth a reconciliation of net income to adjusted EBITDA based on our historical results:

	Year ended December 31,			Nine months ended September 30,
	2011	2012	2013	2013	2014
	(in thousands, unaudited)
Net income	$7,605	$465	$3,660	$2,965	$10,286
Add (deduct):
Deferred revenue fair value adjustment	—	1,248	160	160	—
Interest income	(77)	(29)	(18)	(13)	(101)
Interest expense	786	3	—	—	22
Imputed interest expense on contingent consideration	—	—	787	392	1,108
Fair market value adjustment on contingent consideration	—	—	501	—	(342)
Income tax provision	2,975	2,603	2,052	1,312	5,812
Depreciation and amortization	6,376	12,400	15,329	10,666	13,290
Non-cash compensation expense	3,062	4,037	8,919	6,462	8,443
Loss on investments	4	—	—	—	—
Other income	(1,100)	—	—	—	(1,825)
Restructuring charges and transaction costs	1,054	2,718	3,297	2,173	1,664
Re-audit related expenses	—	—	3,110	3,005	—
Severance	698	278	790	425	—
Impairment of customer inducement asset	174	—	—	—	—
Contract settlement charges	1,183	—	—	—	—
Customer inducement costs	4,568	—	—	—	—
Litigation related expense	128	265	7	7	18
Pre-tax loss attributable to non-controlling interest*	—	—	—	—	935

Adjusted EBITDA	$27,436	$23,988	$38,594	$27,554	$39,310

*
Pre-tax loss attributable to non-controlling interest assumes losses are allocated to Envestnet Retirement Solutions, LLC members pro-rata based on ownership percentage.

        The following table sets forth a reconciliation of net income to adjusted net income and adjusted net income per share based on our historical results:

	Year ended December 31,			Nine months ended September 30,
	2011*	2012*	2013*	2013*	2014*
	(in thousands except share and per share information, unaudited)
Net income	$7,605	$465	$3,660	$2,965	$10,286
Add:
Deferred revenue fair value adjustment	—	746	93	93	—
Non-cash compensation expense	1,831	2,414	5,173	3,748	5,065
Restructuring charges and transaction costs	630	1,810	2,252	1,260	1,203
Re-audit related expenses	—	—	1,804	1,742	—
Severance	417	166	458	247	—
Amortization of acquired intangibles	559	3,687	4,903	3,366	4,371
Impairment of customer inducement asset	104	—	—	—	—
Non-recurring tax items	—	1,124	—	—	—
Customer inducement costs	2,732	—	—	—	—
Contract settlement charges	1,183	—	—	—	—
Contract settlement—reversal of deferred taxes	(1,187)	—	—	—	—
Other income	(658)	—	—	—	(1,095)
Net loss attributable to non-controlling interest	—	—	—	—	542
Imputed interest expense on contingent consideration	461	—	456	228	665
Fair market value adjustment on contingent consideration	—	—	291	—	(205)
Litigation related expense	77	158	4	4	11

Adjusted net income	13,754	10,570	19,094	13,653	20,843
Diluted number of weighted-average shares outstanding	32,863,834	33,341,615	35,666,575	35,260,044	36,832,154

Adjusted net income per share	$0.42	$0.32	$0.54	$0.39	$0.57

*
Adjustments, excluding bad debt expense, contract settlement charges and contract settlement—reversal of deferred taxes, are tax effected using income tax rates as follows: for 2011—40.2%, for 2012—40.2%, for 2013—42.0% and for 2014—40.0%. Net loss attributable to non-controlling interest assumes losses are allocated to Envestnet Retirement Solutions, LLC members pro-rata based on ownership percentage.

RISK FACTORS

        An investment in our notes involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. You should carefully consider the risks relating to our business described in "Item 1A—Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors described below. The risks and uncertainties described below are not the only ones we face. Other risks and uncertainties, including those that we do not currently consider material, may impair our business. If any of the adverse developments discussed below actually occur, our business, financial condition, operating results or cash flows could be materially and adversely affected. This could cause the value of our notes to decline, and you may lose all or part of your investment.

Risks Related to the Notes

The notes are subordinated in right of payment to our obligations under our Credit Facility

        The notes will be unsecured and subordinated in right of payment to the payment in full in cash of our obligations under our Credit Facility. In addition, upon default in payment with respect to our Credit Facility or an event of default with respect to our Credit Facility permitting the acceleration thereof, we may be blocked from making payments on the notes pursuant to the indenture. See "Description of Notes—Ranking." The notes will also be effectively subordinated to any secured indebtedness we incur in the future.

        Because the notes are subordinated to our Credit Facility, in the event of our liquidation or insolvency, we will be permitted to make payment on the notes only after our obligations under our Credit Facility have been paid in full in cash. After paying off our obligations under our Credit Facility in full, we may not have sufficient assets remaining to pay any or all amounts due on the notes.

        As of September 30, 2014 we had $30 million outstanding under our Credit Facility, to which the notes would have ranked subordinate, and, after giving effect to the Credit Facility Amendment, $70 million of availability remaining thereunder.

The notes are structurally subordinated to all indebtedness and other liabilities of our subsidiaries and will be effectively subordinated to any future secured indebtedness to the extent of the value of the assets securing the same.

        The notes will be structurally subordinated to the indebtedness and other liabilities of any of our subsidiaries, other than to the extent the notes are guaranteed in the future by our subsidiaries as described in this prospectus supplement. The notes will also be effectively subordinated to any future secured indebtedness to the extent of the value of the assets securing such indebtedness. Certain of our subsidiaries guarantee our obligations under our Credit Facility.

        As of September 30, 2014, our subsidiaries had no outstanding indebtedness or liabilities to which the notes would have been structurally subordinated, other than $30 million of liabilities relating to the guarantee provided by certain of our subsidiaries in respect of our Credit Facility. As of September 30, 2014, we did not have any secured indebtedness outstanding.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to service our debt.

        Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive, if available at all.

        Our ability to refinance our indebtedness, including our Credit Facility and the notes offered hereby, will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

        In addition, this indebtedness could, among other things:

  •
  make it difficult for us to pay other obligations;

  •
  make it difficult to obtain favorable terms for any necessary future financing for working capital, capital expenditures, debt service requirements or other purposes;

  •
  require us to dedicate a substantial portion of our cash flow from operations to service the indebtedness, reducing the amount of cash flow available for other purposes; and

  •
  limit our flexibility in planning for and reacting to changes in our business.

Recent regulatory actions may adversely affect the trading price and liquidity of the notes.

        We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the common stock underlying the convertible notes and dynamically adjusting their short position while they hold the notes. Investors may also implement this strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to our common stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

        The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, which generally restricts short selling when the price of a "covered security" triggers a "circuit breaker" by falling 10% or more from the security's closing price as of the end of regular trading hours on the prior day, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a "Limit Up-Limit Down" mechanism, which prevents trades in individual listed equity securities from occurring outside of specific price bands during regular trading hours, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes, to effect short sales of our common stock, borrow our common stock, or enter into swaps on our common stock could adversely affect the trading price and liquidity of the notes.

The conditional conversion feature of the notes could result in your receiving less than the consideration into which the notes would otherwise be convertible.

        Prior to the close of business on the business day immediately preceding July 1, 2019, you may surrender your notes for conversion only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to surrender your notes for conversion, and you may not be able to receive the consideration into which the notes would otherwise be convertible.

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

        In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert their notes at any time during specified periods at their option. See "Description of Notes—Conversion Rights." If one or more holders elect to convert their notes, unless we satisfy our conversion obligation by delivering solely shares of our common stock (other than cash in lieu of any fractional share), we would be required to settle all or a portion of our conversion obligation through the payment of cash, which could adversely affect our liquidity. We may, at any time prior to the final settlement method election date, irrevocably elect to satisfy our conversion obligation with respect to each subsequent conversion date in cash or in a combination of cash and shares of our common stock, if any, with a particular specified dollar amount, in which case we will no longer be permitted to settle the corresponding portion of our conversion obligation in shares of our common stock. Furthermore, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

        The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus or the documents we have incorporated by reference in this prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading prices of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

We may still incur substantial additional debt or take other actions which would intensify the risks discussed above.

        We and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due.

We may not have the ability to raise the funds necessary to settle conversions of the notes or purchase the notes as required upon a fundamental change, and our existing debt contains, and our future debt may contain, limitations on our ability to pay cash upon conversion or purchase of the notes.

        Following a fundamental change as described under "Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes," holders of notes will have the right to require us to purchase their notes for cash. A fundamental change may also constitute an event of default or prepayment under, and result in the acceleration of the maturity of, our then-existing indebtedness. In addition, upon conversion of the notes, unless we settle our conversion obligation solely in shares of our common stock (other than cash in lieu of any fractional share), we will be required to make cash payments in respect of the notes being surrendered for conversion as described under "Description of Notes—Conversion Rights—Settlement upon Conversion." We may, at any time prior to the final settlement method election date, irrevocably elect to satisfy our conversion obligation with respect to each subsequent conversion date in a combination of cash and shares of our common stock, if any, with a particular "specified dollar amount" (as defined below), in which case we will no longer be permitted to settle the corresponding portion of our conversion obligation in shares of our common stock. We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the fundamental change purchase price in cash with respect to any notes surrendered by holders for purchase upon a fundamental change or make cash payments upon conversions. In addition, restrictions in the Credit Facility or future credit facilities or other indebtedness, if any, may not allow us to purchase the notes upon a fundamental change or make cash payments upon conversions of the notes. We will be prohibited from purchasing the notes upon a fundamental change or making cash payments upon conversions of the notes if we fail to comply with such financial covenants. Our failure to purchase the notes upon a fundamental change or make cash payments upon conversions thereof when required would result in an event of default with respect to the notes which could, in turn, constitute a default under the terms of our other indebtedness, if any. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and purchase the notes or make cash payments upon conversions thereof.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, is the subject of recent changes that could have a material effect on our reported financial results.

        In May 2008, the Financial Accounting Standards Board, which we refer to as FASB, issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which has subsequently been codified as Accounting Standards Codification 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20. Under ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer's economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of stockholders' equity on our consolidated balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report lower net income in our financial results because ASC 470-20 will require interest to include both the current period's amortization of the debt discount and the instrument's coupon interest, which could adversely affect our reported or future financial results, the market price of our common stock and the trading price of the notes.

        In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the notes, then our diluted earnings per share would be adversely affected.

Future sales of our common stock in the public market or issuance of additional stock in connection with acquisitions or otherwise could lower the market price for our common stock and adversely impact the trading price of the notes.

        In the future, we may sell additional shares of our common stock to raise capital or issue stock in connection with acquisitions. In addition, a substantial number of shares of our common stock are reserved for issuance upon the exercise of stock options, the vesting of restricted stock awards and upon conversion of the notes offered hereby. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

        In addition, the price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock by holders of the notes. The hedging or arbitrage could, in turn, affect the trading price of the notes, or any common stock that holders receive upon conversion of the notes.

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock to the extent the consideration due upon conversion includes shares of our common stock.

        To the extent we issue shares of our common stock to satisfy all or a portion of our conversion obligation, holders who convert their notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) until the conversion date relating to such notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than cash in lieu of any fractional share)) or the last trading day of the relevant conversion period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval, a holder of notes will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

The notes are not protected by restrictive covenants.

        The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under "Description of Notes—Fundamental

Change Permits Holders to Require Us to Purchase Notes," "Description of Notes—Conversion Rights—Adjustment to the Conversion Rate Upon Conversion in Connection with a Make-whole Fundamental Change" and "Description of Notes—Consolidation, Merger and Sale of Assets."

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

        If a make-whole fundamental change occurs prior to maturity, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid (or deemed paid) per share of our common stock in such transaction, as described below under "Description of Notes—Conversion Rights—Adjustment to the Conversion Rate Upon Conversion in Connection with a Make-whole Fundamental Change." The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $          per share or less than $          per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the conversion rate exceed                per $1,000 principal amount of notes, subject to adjustment in the same manner as set forth under "Description of Notes—Conversion Rights—Conversion Rate Adjustments."

        Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

        The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under "Description of Notes—Conversion Rights—Conversion Rate Adjustments." However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

To the extent we issue shares of our common stock to satisfy all or a portion of our conversion obligation, conversions of the notes will dilute the ownership interest of our existing stockholders, including holders who had previously converted their notes.

        To the extent we issue shares of our common stock to satisfy all or a portion of our conversion obligation, the conversion of some or all of the notes will dilute the ownership interests of our existing stockholders. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

        Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

        Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, unless our common stock has been replaced by reference property consisting solely of cash, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume-weighted average prices of our common stock for each trading day in a 25 trading-day conversion period. As described under "Description of Notes—Conversion Rights—Settlement upon Conversion," this period would be (i) if the relevant conversion date occurs prior to the 30th scheduled trading day prior to the maturity date, the 25 consecutive trading-day period beginning on, and including, the third trading day after such conversion date; and (ii) if the relevant conversion date occurs on or after the 30th scheduled trading day prior to the maturity date, the 25 consecutive trading days beginning on, and including, the 27th scheduled trading day immediately preceding the maturity date. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average of the volume-weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

        If we elect to satisfy our conversion obligation solely in shares of our common stock upon conversion of the notes (other than cash in lieu of any fractional share), we will be required to deliver the shares of our common stock, together with cash for any fractional share, on the third business day following the relevant conversion date. However, if you convert your notes after the regular record date immediately preceding the maturity date, unless our common stock has been replaced by reference property consisting solely of cash, we will settle our conversion obligation by delivering shares of our common stock, together with cash for any fractional share, on the maturity date, which, depending on when you convert the notes, may not be the third business day following the conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

Provisions in the indenture for the notes may deter or prevent a business combination that may be favorable to you.

        If a fundamental change (as defined in the indenture) occurs prior to the maturity date of the notes, holders of such notes will have the right, at their option, to require us to purchase all or a portion of their notes. In addition, if a fundamental change occurs prior to the maturity date of such notes, we will in some cases be required to increase the conversion rate for a holder that elects to convert its notes in connection with such fundamental change. In addition, the indenture for the notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under such notes. These and other provisions could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you. See "Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes."

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

        Upon the occurrence of a fundamental change, you have the right to require us to purchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to purchase the notes. In the event of any such transaction, the holders would not have the right to require us to purchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

We cannot assure you that an active trading market will develop for the notes.

        Prior to this offering, there has been no trading market for the notes, and we do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any interdealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

        We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

        The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See "Certain U.S. Federal Income Tax Considerations." If you are a non-U.S. Holder (as defined in "Certain U.S. Federal Income Tax Considerations—U.S. Holders"), any deemed dividend would generally be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be withheld from subsequent payments on the notes. See "Certain U.S. Federal Income Tax Considerations."

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the notes, after deducting underwriting discounts and offering expenses, will be approximately $       million or approximately $       million assuming the underwriters exercise their over-allotment option in full. We intend to use the proceeds from this offering for general corporate purposes, including for selective strategic investments through acquisitions, alliances or other transactions. While we continuously and actively evaluate acquisition candidates, as of the date of this prospectus supplement no such acquisitions are probable. Therefore, the timing and amount of our use of the proceeds from this offering will be based on many factors, including our ability to identify attractive transaction opportunities, the amount of our cash flows from operations and the anticipated growth of our business. Pending application of the net proceeds as described above, we may invest the net proceeds in interest-bearing investment grade securities.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the ratio of earnings to fixed charges for each of the periods presented. For purposes of computing this ratio, earnings consist of income before income tax expense, excluding interest costs capitalized, plus fixed charges to the extent that these charges are included in the determination of earnings. Fixed charges consist of interest costs, including interest costs capitalized, plus one-third of minimum rental payments under operating leases, which are estimated by management to be the interest factor of these rentals.

		Year ended December 31,
	Nine Months Ended September 30, 2014
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	6.44x	2.91x	3.30x	7.00x	1.65x	2.15x

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock is listed for trading on the New York Stock Exchange (the "NYSE") under the symbol "ENV." The following table sets forth on a per share basis the high and low sales prices for consolidated trading in our common stock as reported on the NYSE for the quarters indicated.

	High	Low
Year 2012
First Quarter	$13.05	$11.12
Second Quarter	13.00	10.79
Third Quarter	12.85	11.16
Fourth Quarter	14.00	11.60
Year 2013
First Quarter	17.88	13.15
Second Quarter	25.93	16.87
Third Quarter	31.86	24.58
Fourth Quarter	41.11	28.25
Year 2014
First Quarter	48.54	37.65
Second Quarter	50.38	33.12
Third Quarter	49.38	42.72
Fourth Quarter (through December 5, 2014)	55.02	37.76

        The closing price of our common stock on the NYSE on December 5, 2014, was $50.97 per share. As of December 5, 2014, there were approximately 150 holders of record of our common stock.

        We have not paid dividends for the most recent two years or for the nine-month period ended September 30, 2014 and we do not anticipate declaring or paying any cash dividends on our common stock for the foreseeable future.

 CAPITALIZATION

        The following sets forth our cash and cash equivalents and capitalization as of September 30, 2014 on an actual basis and on an as adjusted basis after giving effect to the issuance of the notes.

	As of September 30, 2014
	(in thousands, except share and per share information)
	Actual	As Adjusted
Cash and cash equivalents	$105,899

Debt:
Bank indebtedness	$30,000
Notes offered hereby(1)	—

Total debt	30,000

Stockholders' equity:
Preferred stock, par value $0.005, 50,000,000 shares authorized, no shares issued or outstanding	—
Common stock, par value $0.005, 500,000,000 shares authorized, 46,099,095 shares issued and 34,299,725 shares outstanding	230
Treasury stock at cost, 11,799,370 shares	(13,179)
Additional paid-in capital(1)	208,819
Accumulated deficit	(23,136)

Total stockholders' equity	172,734

Total capitalization	$202,734

(1)
In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer's nonconvertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component accretes up to the principal amount over the expected term of the debt. ASC 470-20 (additional paid-in capital) does not affect the actual amount that we are required to repay, and the amount shown in the table above for the notes is the aggregate principal amount of the notes and does not reflect the debt discount, fees and expenses that we will be required to recognize.

 DESCRIPTION OF NOTES

        The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

        For purposes of this description, references to "we," "our" and "us" refer only to Envestnet, Inc. and not to its subsidiaries.

General

        We will issue the notes under an indenture to be dated as of the date of the issuance of the notes between us and U.S. Bank National Association, as trustee (the "trustee"), as supplemented by a supplemental indenture thereto, to be dated as of the date of the issuance of the notes. We refer to the indenture as so supplemented as the "indenture." You may request a copy of the indenture from us as described under "Where You Can Find More Information" in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        The notes:

  •
  will be our general unsecured obligations, subordinated in right of payment to our obligations under our Credit Facility, and will rank equally in right of payment with all of our other existing and future senior indebtedness as described below under "—Ranking;"

  •
  will initially be limited to an aggregate principal amount of $125.0 million (or $143.75 million if the underwriters' over-allotment option is exercised in full);

  •
  will bear cash interest from December     , 2014 at an annual rate of        % payable on June 15 and December 15 of each year, beginning on June 15, 2015;

  •
  will not be redeemable prior to maturity;

  •
  will be subject to purchase by us at the option of the holders following a fundamental change (as defined below under "—Fundamental Change Permits Holders to Require Us to Purchase Notes"), at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date;

  •
  will mature on December 15, 2019, unless earlier converted or repurchased;

  •
  will be issued in denominations of $1,000 and multiples of $1,000 above that amount; and

  •
  will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See "Book-entry, Settlement and Clearance."

        Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted at a conversion rate initially equal to                shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $                per share of common stock). The conversion rate is subject to adjustment if certain events occur. See "—Conversion Rights—Conversion Rate Adjustments" and "—Conversion Rights—Adjustment to the Conversion Rate Upon Conversion in Connection with a Make-whole Fundamental Change."

        Upon conversion of a note, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination thereof at our election as described below under "—Conversion Rights—Settlement upon Conversion." Holders will not receive any additional cash payment or additional shares of our common stock representing accrued and unpaid interest, if any, upon conversion of a note, except under the circumstances described below under "—Conversion Rights—General."

        The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture will not contain any financial covenants and will not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under "—Fundamental Change Permits Holders to Require Us to Purchase Notes" and "—Consolidation, Merger and Sale of Assets" below and except for the provisions set forth under "—Conversion Rights—Adjustment to the Conversion Rate Upon Conversion in Connection with a Make-whole Fundamental Change," the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

        We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby (other than differences in the issue date and, in some cases, the issue price, the first interest accrual date and the first interest payment date) in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers. Any such additional notes, together with the notes offered by this prospectus supplement, will constitute a single series of securities under the indenture, including for purposes of voting and redemptions

        We will cause all notes surrendered for payment, repurchase (including as described below), registration of transfer or exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation. All notes delivered to the trustee shall be cancelled promptly by the trustee in accordance with its customary procedures. Except with respect to the notes surrendered for registration of transfer or exchange, no notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

        We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We will cause any notes so repurchased (other than notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered "outstanding" under the indenture upon their repurchase.

        We do not intend to list the notes on a national securities exchange or interdealer quotation system.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

        We will pay principal of, and interest on, notes in global form registered in the name of or held by The Depository Trust Company ("DTC") or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

        We will pay principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its corporate trust office as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $2,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $2,000,000, either by check mailed to each holder or, upon written application by such a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder's account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

        A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note surrendered for conversion or required repurchase.

        The registered holder of a note will be treated as the owner of such note for all purposes.

Interest

        The notes will bear cash interest at a rate of        % per year until maturity. Interest on the notes will accrue from December     , 2014 or from the most recent date to which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2015.

        Interest will be paid to the person in whose name a note is registered at the close of business on the June 1 or December 1, as the case may be, immediately preceding the relevant interest payment date (each, whether or not a business day, a "regular record date"). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months, and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

        If any interest payment date, the maturity date or any earlier required repurchase date upon a fundamental change of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term "business day" means, with respect to any note, any day other than a Saturday, a Sunday or a day on which commercial banking institutions in The City of New York are authorized or required by law or executive order to close or be closed.

        Unless the context otherwise requires, all references to interest in this "Description of Notes" include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under "Events of Default."

Ranking

        The notes will be our unsecured obligations and will:

  •
  be subordinated in right of payment to the payment in full in cash of the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for our reorganization regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of our Credit Facility (whether outstanding on the date of the indenture or thereafter incurred);

  •
  rank equally in right of payment with all our other existing and future senior indebtedness; and

  •
  rank senior in right of payment to all our future subordinated obligations.

        Only the Credit Facility will rank senior in right of payment to the notes. However, the notes will be structurally subordinated to the indebtedness and other liabilities of any of our subsidiaries, other than to the extent the notes are guaranteed in the future by our subsidiaries as described below under "—Future Subsidiary Guarantees," and will be effectively subordinated to any future secured indebtedness to the extent of the value of the assets securing such indebtedness. Certain of our subsidiaries guarantee our obligations under our Credit Facility.

        As of September 30, 2014, we had $30 million outstanding under our Credit Facility and, after giving effect to the Credit Facility Amendment, $70 million of availability remaining thereunder. In addition, at that date, our subsidiaries had no outstanding indebtedness or other liabilities to which the notes would have been structurally subordinated, other than $30 million of liabilities relating to the guarantee provided by certain of our subsidiaries in respect of our Credit Facility. As of September 30, 2014, we did not have any secured indebtedness outstanding.

        The indenture does not limit the amount of additional indebtedness, including secured senior indebtedness, that we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that any of our subsidiaries can create, incur, assume or guarantee.

        We may not pay principal or interest or other amounts on or with respect to the notes, or otherwise repurchase, redeem or otherwise retire the notes if:

  (1)
  any amounts owing under the Credit Facility are not paid in full in cash when due, or

  (2)
  any other default under the Credit Facility occurs and the maturity of the Credit Facility is accelerated in accordance with its terms,

unless, in either case,

  (x)
  the default has been cured or waived and any such acceleration has been rescinded, or

  (y)
  such amounts owing under the Credit Facility have been paid in full in cash;

provided, however, that we may pay the notes without regard to the foregoing if we and the trustee receive written notice approving such payment from the administrative agent under the Credit Facility with respect to which either of the events set forth in clause (1) or (2) above has occurred and is continuing.

        In addition, during the continuance of any default (other than a default described in clause (1) or (2) above) with respect to our Credit Facility pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we may not pay principal or interest on or other amounts with respect to the notes for a period (a "payment blockage period") commencing upon the receipt by the trustee (with a copy to us) of written notice (a "blockage notice") of such default from the administrative agent under the Credit Facility specifying an election to effect a payment blockage period and ending 179 days thereafter (or earlier if such payment blockage period is terminated (1) by written notice to the trustee and us from the person or persons who gave such blockage notice, (2) by repayment in full in cash of such Credit Facility, or (3) because no default with respect to the Credit Facility is continuing).

        Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the second preceding sentence), we may resume payments on the notes after the end of such payment blockage period, unless the lenders under the Credit Facility or the representative of such lenders have accelerated the maturity of the Credit Facility and amounts owing under the Credit Facility have not been repaid in full in cash.

        Upon any payment or distribution of assets to our creditors upon our total or partial liquidation or a total or partial dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property:

  (1)
  the lenders under our Credit Facility will be entitled to receive payment in full of amounts owing under the Credit Facility before the holders are entitled to receive any payment of principal or interest on or any other amounts with respect to the notes; and

  (2)
  until such amounts owing under the Credit Facility are paid in full in cash, any payment or distribution to which holders would be entitled but for the subordination provisions of the indenture will be made to the lenders under our Credit Facility as their interests may appear, except that the holders may receive shares of stock and any debt securities that are subordinated to the Credit Facility to at least the same extent as the notes.

        If a distribution is made to holders that due to the subordination provisions of the indenture should not have been made to them, such holders will be required to hold it in trust for the lenders under our Credit Facility, and pay it over to them as their interests may appear.

        If payment of the notes is accelerated because of an event of default, we shall promptly notify the administrative agent under our Credit Facility of the acceleration. If any amounts are outstanding under the Credit Facility, we may not pay principal or interest on or other amounts with respect to the notes until five business days after the administrative agent under our Credit Facility receive notice of such acceleration and, thereafter, may pay principal or interest on or other amounts with respect to the notes only if the subordination provisions of the indenture otherwise permit payment at that time.

        By reason of the subordination provisions of the indenture, in the event of insolvency, our creditors who are lenders under the Credit Facility may recover more, ratably, than the holders of the notes, and creditors of ours who are not lenders under the Credit Facility (including the notes).

        "Credit Facility" means the credit agreement dated as of June 19, 2014 and amended December 8, 2014, among Envestnet, Inc., the guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of Montreal, as Administrative Agent, BMO Capital Markets Corp., as sole lead arranger and sole book runner and Associated Bank, N.A. and Fifth Third Bank, as co-syndication agents, as such agreement may be further amended (including any amendment and restatement thereof), supplemented or otherwise modified or replaced from time to time by one or more credit and/or other agreements, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring all or any portion of the indebtedness under such agreement, whether by the same or any other agent, lender or group of lenders.

Future Subsidiary Guarantees

        The indenture will provide that we will cause each subsidiary of ours that guarantees payment by us of any unsecured debt securities of ours issued by us in an offering registered pursuant to the Securities Act or in an offering exempt from such registration pursuant to Rule 144A and/or Regulation S thereunder to execute and deliver to the trustee a supplemental indenture pursuant to which such subsidiary will guarantee payment of the notes on terms substantially similar to the guarantee of such debt securities. The indenture will further provide that we may remove any such guarantee by any such subsidiary if such subsidiary no longer provides a guarantee with respect to any such debt securities.

No Redemption

        We may not redeem the notes prior to the maturity date, and no "sinking fund" is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

Conversion Rights

  General

        Subject to the conditions described below, you may convert all or any portion of your notes at an initial conversion rate of             shares of our common stock per $1,000 aggregate principal amount of notes (equivalent to an initial conversion price of approximately $            per share of common stock). The conversion rate and the corresponding conversion price will be subject to adjustment as described below under "—Conversion Rate Adjustments" and "—Adjustment to the Conversion Rate Upon Conversion in Connection with a Make-whole Fundamental Change." The conversion price of a note at any time is equal to $1,000 divided by the conversion rate in effect at such time. A holder may convert fewer than all of such holder's notes so long as the notes converted are in an integral multiple of $1,000 principal amount.

        Holders may surrender all or any portion of their notes for conversion at any time until the close of business on the business day immediately preceding the free convertibility date, and receive the consideration described below under "—Settlement upon Conversion," only upon satisfaction of one or more of the conditions described below. However, on and after the free convertibility date, holders may surrender all or any portion of their notes for conversion at any time until the close of business on the second scheduled trading day immediately preceding the maturity date regardless of whether any of these conditions are satisfied.

        We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination thereof at our election as described below under "—Settlement upon Conversion." If we satisfy our conversion obligation solely in cash or a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a "daily conversion value" calculated for each trading day in the applicable 25 trading day "conversion period" (each as defined below under "—Settlement upon Conversion").

        Upon conversion of a note, a holder will not receive any additional cash payment for accrued and unpaid interest, if any, unless such holder is the holder on a regular record date and such conversion occurs between such regular record date and the interest payment date to which it relates as described below, and we will not adjust the conversion rate to account for accrued and unpaid interest. Except as described below, our settlement of conversions as described below under "—Settlement upon Conversion" will be deemed to satisfy our obligation to pay the principal amount of the note and accrued and unpaid interest, if any, to, but not including, the conversion date. As a result, accrued and unpaid interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion, except as described below.

        Holders of notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest that will be payable on the notes on the next interest payment date; provided, however, that no such payment need be made (1) if we have specified a fundamental change purchase date that is after a regular record date and on or prior to the corresponding interest payment date, (2) with respect to any notes surrendered for conversion following the regular record date immediately preceding the maturity date or (3) to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such notes. As a result of the foregoing, we will pay interest on the maturity date on all notes converted after the regular record date preceding the maturity date, and converting holders will not be required to pay us equivalent interest amounts.

        If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of any shares of our common stock upon the conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder's name, in which case the holder will pay the tax.

        The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

        Holders may surrender their notes for conversion under the following circumstances:

  Conversion upon Satisfaction of Market Price Condition

        Prior to the close of business on the business day immediately preceding the free convertibility date, holders may surrender all or any portion of their notes for conversion during any calendar quarter commencing after the quarter ending March 31, 2015 (and only during such calendar quarter) if the "last reported sale price" (as defined below) of our common stock, for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 130% of the conversion price of the notes in effect on each applicable trading day.

        The "last reported sale price" of our common stock on any trading day means the closing per share sale price (or, if no closing sale price is reported, the average of the last bid and last ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) at 4:00 p.m. (New York City time) on such date as reported in composite transactions for the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, the principal U.S. national or regional securities exchange on which our common stock is listed for trading or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by OTC Markets Group Inc. at 4:00 p.m. (New York City time) on such date (or in either case the then-standard closing time for regular trading on the relevant exchange or trading system). If the closing sale price of our common stock is not so reported, the "last reported sale price" will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

        Except for purposes of determining settlement amounts due upon conversion, a "trading day" means a day on which (i) the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, the principal other U.S. national or regional securities exchange on which our common stock is then listed is open for trading, in each case, with a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the relevant exchange or market, and (ii) a closing sale price for our common stock is available on such securities exchange or market. If our common stock is not so listed, "trading day" means a "business day."

  Conversion upon Trading Price of Notes Falling Below 98% of Conversion Value of the Notes

        If, prior to the close of business on the business day immediately preceding the free convertibility date, the "trading price" (as defined below) per $1,000 principal amount of the notes on each trading day during any five consecutive trading day period is less than 98% of the last reported sale price of our common stock on such date multiplied by the conversion rate in effect on such trading day, a holder may surrender notes for conversion at any time during the following five consecutive business days.

        "Trading price" means, on any date of determination, the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the bid solicitation agent for $2,000,000 principal amount of the notes at approximately 3:30 p.m. (New York City time) on such determination date from three independent nationally recognized securities dealers we select; provided that if at least three such bids cannot reasonably be obtained, but two such bids can reasonably be obtained, then the average of these two bids shall be used; provided further that, if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid shall be used. If on any date of determination (i) the bid solicitation agent cannot reasonably obtain at least one bid for $2,000,000 principal amount of the notes from an independent nationally recognized securities dealer, (ii) if we have failed to request the bid solicitation agent to obtain bids when required or (iii) if we requested the bid solicitation agent to obtain bids and the bid solicitation agent has failed to obtain such bids, then, in any such case, the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate for the notes on such date. We will be the initial bid solicitation agent.

        The bid solicitation agent (if other than us) shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request (or, if we are acting as bid solicitation agent, we shall have no obligation to determine the trading price) unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the bid solicitation agent (if other than us) to determine, or if we are acting as bid solicitation agent, we shall determine, the trading price per $1,000 principal amount of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

        If the trading price condition has been met, we will so notify the holders of the notes and the trustee. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will so notify the holders of the notes and the trustee.

  Conversion upon Specified Corporate Events

  Conversion upon Certain Distributions

        If, prior to the close of business on the business day immediately preceding the free convertibility date, we elect to issue or distribute, as the case may be, to all or substantially all holders of our common stock:

  •
  rights, options or warrants entitling them to subscribe for or purchase, for a period expiring within 45 days from the announcement date for such distribution, our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the announcement date for such issuance; or

  •
  cash, debt securities (or other evidence of indebtedness) or other assets or securities (including, for the avoidance of doubt, any rights, options or warrants that are not described in the preceding bullet point, but excluding dividends or distributions described in clause (1) of the description below under "—Conversion Rate Adjustments"), which distribution has a per share value exceeding 10% of the last reported sale price of our common stock as of the trading day immediately preceding the declaration date for such distribution, then, in either case, we must notify holders at least 35 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date and our announcement that such issuance or distribution will not take place. A holder may not convert any of its notes based on this conversion contingency if we provide that holders of the notes shall participate, at the same time and upon the same terms as holders of our common stock and as a result of holding the notes, in the relevant distribution described above without having to convert their notes as if they held a number of shares of common stock equal to the conversion rate on the record date for the distribution multiplied by the principal amount (expressed in thousands) of notes held by such holder.

  Conversion upon Certain Corporate Events

        If (i) a transaction or event that constitutes a "fundamental change" (as defined under "—Fundamental Change Permits Holders to Require Us to Purchase Notes") or a "make-whole fundamental change" (as defined under "—Adjustment to the Conversion Rate Upon Conversion in Connection with a Make-whole Fundamental Change") occurs or (ii) we are a party to (a) a consolidation, merger, binding share exchange, pursuant to which our common stock would be converted into cash, securities or other assets or (b) a sale, conveyance, transfer or lease of all or substantially all of our assets, the notes may be surrendered for conversion at any time from or after the date on which we provide the notice specified in the following sentence until the close of business, (x) if such transaction or event is a fundamental change, on the business day immediately preceding the related fundamental change purchase date and (y) otherwise, on the 35th business day immediately following the effective date of such transaction or event. We will notify holders and the trustee of such a transaction:

  •
  as promptly as practicable following the date we publicly announce such transaction but in no event less than 35 scheduled trading days prior to the anticipated effective date of such transaction; or

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  if we do not have knowledge of such transaction at least 35 scheduled trading days prior to the anticipated effective date of such transaction, within one business day of the date upon which we receive notice, or otherwise become aware, of such transaction, but in no event later than the business day following the actual effective date of such transaction.

  Conversion on or after the Free Convertibility Date

        On and after July 1, 2019 and until the close of business on the second scheduled trading day immediately prior to the maturity date, holders may surrender all or any portion of their notes for conversion regardless of whether any of the conditions described in "—Conversion upon Satisfaction of Market Price Condition," "—Conversion upon Trading Price of Notes Falling Below 98% of Conversion Value of the Notes" or "—Conversion upon Specified Corporate Events" have been satisfied.

  Conversion Procedures

        If you hold a beneficial interest in a global note, to convert your note you must comply with DTC's procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

        If you hold a certificated note, to convert you must:

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  complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

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  deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

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  if required, furnish appropriate endorsements and transfer documents;

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  if required, pay all transfer or similar taxes; and

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  if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

We refer to the date you comply with the relevant procedures for conversion described above as the "conversion date."

        If a holder has already delivered a purchase notice as described under "—Fundamental Change Permits Holders to Require Us to Purchase Notes" with respect to a note, the holder may not surrender that note for conversion (except to the extent that a portion of the holder's note is not subject to such purchase notice) until the holder has withdrawn the notice in accordance with the indenture. If a holder submits its notes for required repurchase, the holder's right to withdraw the purchase notice and convert the notes that are subject to purchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change purchase date.

  Settlement upon Conversion

        Upon conversion of a note, we may choose to satisfy our conversion obligation by paying or delivering, as the case may be, (i) solely cash ("cash settlement"), (ii) shares of our common stock together with cash in lieu of fractional shares ("stock settlement") or (iii) a combination of cash and shares of our common stock, if any, with a particular "specified dollar amount" as defined below ("combination settlement"), as described below. We refer to each of cash settlement, stock settlement and combination settlement as a "settlement method" and the amount of cash and/or number of shares, if any, that we are required to pay or deliver, as the case may be, upon any conversion as the "settlement amount."

        All conversions on or after the final settlement method election date (as defined below) will be settled using the same settlement method. If we have not delivered to the trustee and all holders a written notice of our election of a settlement method on or prior to the final settlement method election date, we will, with respect to any conversions on or after the final settlement method election date, be deemed to have elected to satisfy our conversion obligation using combination settlement with a specified dollar amount of $1,000, unless we have previously irrevocably elected another settlement method, or combination settlement with a different specified dollar amount, as described below.

        For all conversions prior to the final settlement method election date, we will use the same settlement method for all conversions occurring on any given conversion date. Except for any conversions that occur (i) on or after the final settlement method election date as described above, or (ii) following any irrevocable election as described in the following paragraph, we will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates. Accordingly, until the final settlement method election date, unless we have previously made such an irrevocable election, we may choose in respect of one conversion date to satisfy our conversion obligation using one settlement method (e.g., stock settlement) and choose in respect of another conversion date to satisfy our conversion obligation using another settlement method (e.g., cash settlement or combination settlement). If we elect a particular settlement method in connection with any conversion prior to the final settlement method election date, unless we have previously made an irrevocable election as described in the following paragraph, we will inform holders so converting through the trustee of the settlement method we have selected (including the specified dollar amount, if applicable), no later than the close of business on the second trading day immediately following the related conversion date. If we do not timely make such an election with respect to a conversion, or if we elect combination settlement in respect of our conversion obligation in respect of a conversion, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes, we will be deemed to have elected combination settlement with a specified dollar amount of $1,000 with respect to such conversion.

        We may, prior to the final settlement method election date, at our option, irrevocably elect stock settlement, cash settlement or combination settlement with a particular specified dollar amount for all conversions subsequent to our notice, by written notice of such election to holders.

        Settlement amounts will be computed as follows:

  •
  if we elect to satisfy our conversion obligation through stock settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of shares of our common stock equal to the conversion rate in effect on the conversion date (together with cash in lieu of fractional shares);

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  if we elect to satisfy our conversion obligation through cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values (as defined below) for each of the 25 consecutive trading days during the related conversion period; and

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  if we elect (or are deemed to have elected) to satisfy our conversion obligation through combination settlement, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a settlement amount equal to the sum of the daily settlement amounts (as defined below) for each of the 25 consecutive trading days during the related conversion period.

        "Conversion period" with respect to any note means:

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  if the relevant conversion date occurs prior to the 30th scheduled trading day prior to the maturity date (the "final settlement method election date"), the 25 consecutive trading day period beginning on, and including, the third trading day immediately following the related conversion date; and

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  if the relevant conversion date occurs on or after the final settlement method election date, the 25 consecutive trading day period beginning on, and including, the 27th scheduled trading day immediately preceding the maturity date.

        The "daily settlement amount," for each $1,000 aggregate principal amount of notes validly surrendered for conversion, and for each trading day during the conversion period, will consist of:

  (1)
  cash equal to the lesser of (i) a dollar amount per $1,000 principal amount of notes to be received upon conversion as specified by us in the notice regarding our chosen settlement method (the "specified dollar amount"), if any, divided by 25 (such quotient being referred to as the "daily measurement value") and (ii) the daily conversion value; and

  (2)
  to the extent the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP of our common stock for such trading day.

        "Daily conversion value" means, for each trading day during the conversion period, one-twenty fifth (1/25th) of the product of (i) the conversion rate on such trading day and (ii) the daily VWAP of our common stock on such trading day.

        No fractional shares will be issued upon conversion. Instead, we will pay cash in lieu of any fractional share based on the daily VWAP of our common stock on the relevant conversion date (in the case of stock settlement) or based on the daily VWAP of our common stock on the last trading day of the relevant conversion period (in the case of any other settlement method).

        "Daily VWAP" of our common stock (or any security that is part of the reference property underlying the notes, if applicable, as described below), in respect of any trading day, means the per share volume-weighted average price of our common stock (or other security) as displayed under the heading "Bloomberg VWAP" on Bloomberg Page "ENV <equity> AQR" (or its equivalent successor if such page is not available, or the Bloomberg Page for any security that is part of such reference property, if applicable) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day or, if such volume-weighted average price is unavailable (or such reference property is not a security), the market value of one share of our common stock (or such reference property) on such trading day as determined by a nationally recognized independent investment banking firm retained by us for this purpose. The "daily VWAP" will be determined without regard to after-hours trading or any other trading outside the regular trading session.

        For the purposes of determining settlement amounts only, "trading day" means a day on which (i) there is no "market disruption event" (as defined below) and (ii) the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, the principal other U.S. national or regional securities exchange on which our common stock is then listed is open for trading, in either case, with a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the relevant exchange or market, or, if our common stock is not so listed, any business day.

        For the purposes of determining settlement amounts only, a "scheduled trading day" means any day that is scheduled to be a "trading day" (as defined above) on the principal U.S. national or regional securities exchange or market on which our common stock is listed for trading. If our common stock is not so listed, "scheduled trading day" means a "business day."

        "Market disruption event" means (i) a failure by the New York Stock Exchange, or if our common stock is not listed on the New York Stock Exchange, the principal other U.S. national or regional securities exchange on which our common stock is then listed, to open for trading or (ii) the occurrence or existence for more than one half-hour period in the aggregate on any scheduled trading day (as defined above) for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the New York Stock Exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

        Payment or delivery, as the case may be, of the consideration due upon conversion will be made (i) in the case of stock settlement, three business days after the conversion date, unless such conversion date occurs following the regular record date immediately preceding the maturity date, in which case we will make such delivery (and payment, if applicable) on the maturity date or (ii) in the case of any other settlement method, three business days after the last trading day of the conversion period; provided, however, that, in the case of clause (i) or (ii), if prior to the conversion date for any converted notes our common stock has been replaced by reference property consisting solely of cash (pursuant to the provisions described under "—Recapitalizations, Reclassifications and Changes of Our Common Stock"), we will pay the consideration due in respect of conversion on the third business day immediately following the related conversion date, and, notwithstanding the foregoing, no conversion period will apply to those conversions.

        As a result of the foregoing provisions and related definitions, in the case of cash or combination settlement, if a market disruption event occurs on a scheduled trading day during the conversion period, or if such scheduled trading day is not a trading day for any other reason, then the daily conversion value or daily settlement amount, as applicable, will be determined on the next following trading day and delivery of the settlement amount will be delayed accordingly. No interest will accrue on account of such delay.

        Each conversion will be deemed to have been effected immediately prior to the close of business on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will be treated as the holder of record of such shares as of the close of business on the conversion date (in the case of stock settlement) or the last trading day of the relevant conversion period (in any other case).

  Conversion Rate Adjustments

        The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

  (1)
  If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	OS1 OS0

    where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the "ex-dividend date" of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as applicable;
CR1	=

the conversion rate in effect immediately after the open of business on such ex-dividend date for such dividend or distribution, or immediately after open of business on the effective date of such share split or share combination, as applicable;

OS0	=

the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or immediately prior to the open of business on the effective date of such share split or combination, as applicable; and

OS1	=	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

    Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, or any share split or combination of the type described in this clause (1) is announced but the outstanding shares of our common stock are not split or combined, as the case may be, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, or not to split or combine the outstanding shares of our common stock, as the case may be, to the conversion rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.

  (2)
  If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them for a period of not more than 45 calendar days after the record date of such issuance to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1	=	CR0	x	OS0 + X OS0 + Y

    where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;
CR1	=	the conversion rate in effect immediately after the open of business on the ex-dividend date;
OS0	=	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;
X	=	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and
Y	=

the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

    Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

    For the purpose of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at less than such average of the last reported sale prices for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of the common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

  (3)
  If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

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  dividends, distributions, rights, options or warrants as to which an adjustment was effected pursuant to clause (1) or (2) above;

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  dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below;

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  distributions of reference property in a transaction described in "—Recapitalizations, Reclassifications and Changes of Our Common Stock;" and

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  spin-offs as to which the provisions set forth below in this clause (3) shall apply;

    then the conversion rate will be increased based on the following formula:

CR1	=	CR0	x	SP0 SP0 - FMV

    where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;
CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date;
SP0	=

the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV	=

the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock as of the open of business on the ex-dividend date for such distribution.

    If "FMV" (as defined above) is equal to or greater than "SP0" (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the record date for the distribution.

    Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

    If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then:

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    we will not adjust the conversion rate pursuant to the clauses above until the earliest of these triggering events occurs; and

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    we will readjust the conversion rate to the extent any of these rights, options or warrants are not exercised before they expire or are terminated.

    With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a "spinoff," the conversion rate will be increased based on the following formula:

CR1	=	CR0	x	FMV0 + MP0 MP0

    where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the last trading day of the valuation period (as defined below);
CR1	=	the conversion rate in effect immediately after the close of business on the last trading day of the valuation period;
FMV0	=

the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period after, and including, the ex-dividend date of the spin-off (the "valuation period"); and

MP0	=	the average of the last reported sale prices of our common stock over the valuation period.

    The adjustment to the conversion rate under the preceding paragraph will occur on the last day of the valuation period; provided that in respect of any conversion during the valuation period, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date of such spin-off and the conversion date in determining the applicable conversion rate. If the ex-dividend date for the spin-off is less than 10 trading days prior to, and including, the last trading day of the conversion period in respect of any conversion, references in the definition of "FMV0" relating to spin-offs above to 10 trading days shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for the spin-off to, and including, the last trading day of such conversion period.

  (4)
  If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	SP0 SP0 - C

    where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;
CR1	=	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0	=	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and
C	=	the amount in cash per share that we distribute to holders of our common stock.

    If "C" (as defined above) is equal to or greater than "SP0" (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the record date for such cash dividend or distribution. Such increase shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared, effective as of the date our board of directors or a committee thereof determines not to pay such a dividend or distribution.

  (5)
  If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1	=	CR0	x	AC + (SP1 × OS1) OS0 × SP1

    where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;
CR1	=

the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;
OS0	=

the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender offer or exchange offer);

OS1	=

the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1	=

the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

    The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the applicable conversion rate. If the trading day next succeeding the expiration date is less than 10 trading days prior to, and including, the end of the conversion period in respect of any conversion, references in the definition of "SP1" above to 10 consecutive trading days shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, and including, the last trading day of such conversion period.

        Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

        As used in this section, "record date" means, unless the context requires otherwise, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other security) have the right to receive any cash, securities or other property or in which our common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the board of directors or by statute, contract or otherwise).

        As used in this section, "ex-dividend date" means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and "effective date" means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

        If:

  •
  we elect to satisfy our conversion obligation through combination settlement and shares of common stock are deliverable for a given trading day within the conversion period applicable to notes that you have converted,

  •
  the record date, effective date or expiration date for any distribution or transaction that requires an adjustment to the conversion rate as described in clauses (1) to (5) above occurs on or after the first trading day of the relevant conversion period and on or prior to the last trading day of such conversion period,

  •
  the number of such shares of common stock is calculated (x) for a trading day in such conversion period that occurs on or prior to such record date, effective date or expiration date and (y) based on a conversion rate that is not adjusted as described in clauses (1) to (5) above in respect of such distribution or transaction, and

  •
  the shares you will receive in respect of such trading day are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise), then we will adjust the number of shares that we deliver to you in respect of the relevant trading day as we determine appropriate in good faith to reflect the relevant distribution or transaction.

        If a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under "—Settlement upon Conversion" based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions and settlement provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

        In addition, if a holder converts a note, combination settlement is applicable to such note and the daily settlement amount for any trading day during the conversion period applicable to such note:

  •
  is calculated based on a conversion rate adjusted on account of any distribution or transaction described in clauses (1) through (5) above; and

  •
  includes any shares of our common stock that entitle their holder to participate in such event;

then, notwithstanding the foregoing conversion rate adjustment provisions and settlement provisions, (x) such conversion rate adjustment will only be made for such converting holder for such trading day to the extent of the cash or other consideration (other than shares of our common stock entitled to participate in such event) included in the daily settlement amount for such trading day and (y) with respect to such shares of our common stock, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

        We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

        A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to United States federal income tax as a result of an adjustment or the failure to make an adjustment to the conversion rate. For a discussion of the United States income tax treatment of an adjustment to the conversion rate, see "Certain U.S. Federal Income Tax Considerations."

        To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

        Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

  •
  upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

  •
  upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

  •
  upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

  •
  for a change in the par value of the common stock; or

  •
  for accrued and unpaid interest, if any.

        Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.

        No adjustment to the conversion rate need be made for a given transaction if holders of the notes will be entitled to participate in that transaction, without conversion of the notes, on the same terms and at the same time as a holder of a number of shares of common stock equal to the principal amount of a holder's notes divided by $1,000 and multiplied by the conversion rate would be entitled to participate.

  Recapitalizations, Reclassifications and Changes of Our Common Stock

        In the case of:

  •
  any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination),

  •
  any consolidation, merger or combination involving us,

  •
  any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

  •
  any statutory share exchange,

in each case, in which holders of our outstanding common stock are entitled to receive cash, securities or other property for their shares of our common stock ("reference property" and any such transaction, a "share exchange event"), we or the successor or purchasing company, as the case may be, will execute with the trustee a supplemental indenture, providing that, at and after the effective time of such share exchange event, holders of each $1,000 principal amount of notes will be entitled to convert their notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate immediately prior to such share exchange event would have owned or been entitled to receive upon such share exchange event. However, at and after the effective time of any such share exchange event, (i) we will continue to have the right to determine the settlement method applicable to any conversion of notes, unless we have previously irrevocably elected stock settlement, cash settlement or combination settlement with a particular specified dollar amount, as described under "—Settlement upon Conversion," (ii) any amount otherwise payable in cash upon conversion of the notes will continue to be payable in cash under the provisions of the indenture described under "—Settlement upon Conversion," (iii) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under "—Settlement upon Conversion" will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such share exchange event and (iv) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such share exchange event. The supplemental indenture will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments set described under "—Conversion Rate Adjustments" above. If the reference property in respect of any such share exchange event includes shares of stock, securities or other property or assets of a company other than the successor or purchasing company, as the case may be, in such share exchange event, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to purchase their notes upon a fundamental change as described under "—Fundamental Change Permits Holders to Require Us to Purchase Notes" below, as the board of directors (or an authorized committee thereof) reasonably considers necessary by reason of the foregoing. If the notes become convertible into reference property, we will notify the trustee in writing and issue a press release containing the relevant information (and make the press release available on our website). Throughout this section ("Conversion Rights"), if our common stock has been replaced by reference property as a result of any share exchange event, references to our common stock are intended to refer to such reference property, subject to the provisions of the supplemental indenture.

        For purposes of the foregoing, the type and amount of consideration that holders of our common stock are entitled to in the case of share exchange events that cause our common stock to be converted into the right to receive more than a single type of consideration because the holders of our common stock have the right to elect the type of consideration they receive will be deemed to be (x) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (y) if no holders of our common stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of our common stock. We will notify holders of the weighted average as soon as practicable after such determination is made. If the holders receive only cash in such share exchange event, then for all conversions that occur after the effective date of such share exchange event (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased by any additional shares as described under "—Adjustment to the Conversion Rate Upon Conversion in Connection with a Make-whole Fundamental Change"), multiplied by the price paid per share of common stock in such share exchange event and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date. We will agree in the indenture not to become a party to any share exchange event unless its terms are consistent with the foregoing.

  Adjustments of Prices

        Whenever any provision of the indenture requires us to calculate the last reported sale prices, daily VWAPs, daily conversion values, daily settlement amounts or the "stock price" for purposes of a make-whole fundamental change over a span of multiple days, the board of directors or a committee thereof will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, expiration date or effective date of the event occurs, at any time during the period from which such last reported sale prices, daily VWAPs, daily conversion values, daily settlement amounts or stock prices are to be calculated.

  Adjustment to the Conversion Rate Upon Conversion in Connection with a Make-whole Fundamental Change

        If the "effective date" (as defined below) of a "fundamental change" (as defined below and determined after giving effect to any exceptions or exclusions in such definition, but without regard to the proviso in clause (2) of the definition thereof, a "make-whole fundamental change") occurs and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the "additional shares"), as described below. A conversion of notes will be deemed for these purposes to be "in connection with" such make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent (or, in the case of a global note, the relevant notice of conversion in accordance with DTC's applicable procedures) from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change purchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th scheduled trading day immediately following the effective date of such make-whole fundamental change).

        Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will satisfy our conversion obligation by stock settlement, cash settlement or combination settlement, as described under "—Settlement upon Conversion." However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is comprised entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the "stock price" (as defined below) for the transaction and will be deemed to be an amount per $1,000 principal amount of notes so converted equal to the applicable conversion rate (including any adjustment as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined by us and paid to holders in cash on the third business day following the conversion date. We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

        The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the "effective date") and the price (the "stock price") paid (or deemed paid) per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading-day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

        The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the conversion rate as set forth under "—Conversion Rate Adjustments."

        The following table sets forth the number of additional shares by which the conversion rate will be increased per $1,000 principal amount of notes for each stock price and effective date set forth below:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$
December , 2014
December 15, 2015
December 15, 2016
December 15, 2017
December 15, 2018
December 15, 2019

        The exact stock prices and effective dates may not be set forth in the table above, in which case:

  •
  If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

  •
  If the stock price is greater than $            per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

  •
  If the stock price is less than $            per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

        Notwithstanding the foregoing, in no event will the conversion rate exceed                    per $1,000 principal amount of notes, subject to adjustment in the same manner as the conversion rate as set forth under "—Conversion Rate Adjustments."

        Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Purchase Notes

        If a "fundamental change" (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion of the principal amount thereof, that is equal to $1,000 or a multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date (unless the fundamental change purchase date is after a regular record date and on or prior to the interest payment date to which such record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such record date and the fundamental change purchase price will be equal to 100% of the principal amount of the notes to be purchased). The fundamental change purchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

        A "fundamental change" will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

  (1)
  a "person" or "group" within the meaning of Section 13(d) of the Exchange Act, other than us, our subsidiaries and our and their employee benefit plans, files a Schedule 13D or

    Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act disclosing that such person or group, as the case may be, has become the direct or indirect "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity (provided, however, that this clause (1) shall not apply to any transaction covered in clause (2) below, including any exception thereto); or

  (2)
  consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets or (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction described in (A) or (B) where the holders of all classes of our common equity immediately prior to such transaction that is a share exchange, consolidation or merger own, directly or indirectly, more than 50% of the total voting power of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a fundamental change; or

  (3)
  our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

  (4)
  our common stock (or other common stock underlying the notes) ceases to be listed or quoted on the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

        A fundamental change as a result of clause (2) above will not be deemed to have occurred, however, if at least 90% of the consideration received or to be received by our common stockholders (excluding cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of this transaction or transactions the notes become convertible into such consideration, excluding cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights (subject to the provisions set forth above under "—Conversion Rights—Settlement upon Conversion").

        Within 20 calendar days after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

  •
  the events causing a fundamental change;

  •
  the effective date of the fundamental change;

  •
  the last date on which a holder may exercise the purchase right;

  •
  the fundamental change purchase price;

  •
  the fundamental change purchase date;

  •
  the name and address of the paying agent and the conversion agent, if applicable;

  •
  the applicable conversion rate and any adjustments to the applicable conversion rate;

  •
  that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

  •
  the procedures that holders must follow to require us to purchase their notes.

        Simultaneously with providing such notice, we will publish a notice containing this information on our website or through such other public medium as we may use at that time.

        To exercise the fundamental change purchase right, you must deliver, on or before the business day immediately preceding the fundamental change purchase date, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice duly completed, to the paying agent. Your purchase notice must state:

  •
  if certificated, the certificate numbers of your notes to be delivered for purchase or if not certificated, your notice must comply with appropriate DTC procedures;

  •
  the portion of the principal amount of notes to be purchased, which must be $1,000 or a multiple thereof; and

  •
  that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

        You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change purchase date. The notice of withdrawal shall state:

  •
  the principal amount of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

  •
  the principal amount, if any, which remains subject to the purchase notice.

        We will be required to purchase the notes on the fundamental change purchase date. You will receive payment of the fundamental change purchase price on the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change purchase price of the notes on the fundamental change purchase date, then, with respect to the notes that have been properly surrendered for purchase and have not been validly withdrawn:

  •
  the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

  •
  all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price, and if the fundamental change purchase date falls after a regular record date but prior to the related interest payment date, the right of the holder of record on such regular record date to receive the related interest payment).

        In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required:

  •
  comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

  •
  file a Schedule TO or any other required schedule under the Exchange Act.

        No notes may be purchased at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change purchase price with respect to such notes).

        The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

        Notwithstanding anything to the contrary in this section, we will not be required to make a fundamental change purchase offer upon a fundamental change if a third party makes the fundamental change purchase offer in the manner, at the times and otherwise in compliance with the requirements set forth in this section and the indenture and purchases all notes properly tendered and not withdrawn under the fundamental change purchase offer.

        The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

        The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

        If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See "Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or purchase the notes as required upon a fundamental change, and our existing debt contains, and our future debt may contain, limitations on our ability to pay cash upon conversion or purchase of the notes." If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we may in the future incur other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

        The indenture provides that we shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation (if not us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of ours under the indenture, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease.

        Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to purchase the notes of such holder as described above.

        The foregoing shall apply with respect to the notes in lieu of the provisions set forth under "Description of the Debt Securities—Consolidation, Merger and Sale of Assets" in the accompanying prospectus, which will not apply with respect to the notes.

Events of Default

        Notwithstanding the provisions under "Description of the Debt Securities—Events of Default" in the accompanying prospectus, which will not apply with respect to the notes, each of the following is an event of default with respect to the notes:

  (1)
  default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

  (2)
  default in the payment of principal of any note when due and payable at maturity, upon purchase in connection with a fundamental change, upon declaration of acceleration or otherwise;

  (3)
  we fail to pay or deliver, as the case may be, the settlement amount owing upon conversion of any note within five days;

  (4)
  our failure to provide notice in accordance with the provisions of the indenture described under "—Fundamental Change Permits Holders to Require Us to Purchase Notes" or "—Conversion Rights—Conversion upon Specified Corporate Events" above when due and such failure is not cured within five days after the due date for such notice;

  (5)
  our failure to comply with our obligations under "Consolidation, Merger and Sale of Assets;"

  (6)
  our failure for 90 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or the indenture;

  (7)
  default by us or any of our "significant subsidiaries," as defined in Article 1, Rule 1-02 of Regulation S-X, with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $10.0 million (or its foreign currency equivalent) in the aggregate of us and/or any subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal of any such debt when due and payable after any applicable grace period at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise;

  (8)
  certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries; and

  (9)
  a final judgment for the payment of $10.0 million (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) rendered against us or any of our significant subsidiaries, which judgment is not paid, discharged or stayed within 30 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

        If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may declare 100% of the principal of and accrued and unpaid interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

        Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our reporting obligations as set forth under "Reports" below will, for the first 360 calendar days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes at a rate equal to (i) 0.25% per annum of the principal amount of the notes outstanding for each day during the first 180 calendar days after the occurrence of such an event of default during which such event of default is continuing and (ii) 0.50% per annum of the principal amount of the notes outstanding for each day from the 181st day to, and including, the 360th calendar day after the occurrence of such an event of default during which such event of default is continuing. If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 361st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 361st day), the notes will be subject to acceleration as provided above. The provisions of the indentures described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be subject to acceleration as provided above.

        In order to elect to pay the additional interest as the sole remedy during the first 360 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes and the trustee and paying agent of such election prior to the beginning of such 360-day period (which period shall not commence until the expiration of the 90-day period set forth in clause (6) above). Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

        If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

        The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal (including the fundamental change purchase price, if applicable) or interest or with respect to the failure to deliver the consideration due upon conversion or any other provision that requires the consent of the affected holder to amend) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

        Each holder shall have the right to receive payment or delivery, as the case may be, of:

  •
  the principal (including the fundamental change purchase price, if applicable) of;

  •
  accrued and unpaid interest, if any, on; and

  •
  the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

        Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal (including the fundamental change purchase price) or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

  (1)
  such holder has previously given the trustee written notice that an event of default is continuing;

  (2)
  holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

  (3)
  such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

  (4)
  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5)
  the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

        We are required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute defaults, their status and what action we are taking or proposing to take in respect thereof. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification reasonably satisfactory to it against all losses and expenses caused by taking or not taking such action.

        The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must deliver to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year.

        Payments of the fundamental change purchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

Modification and Amendment

        Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

  (1)
  reduce the amount of notes whose holders must consent to an amendment;

  (2)
  reduce the rate of or extend the stated time for payment of interest on any note;

  (3)
  reduce the principal of or extend the stated maturity of any note;

  (4)
  make any change that adversely affects the conversion rights of any notes;

  (5)
  reduce the fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payment, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

  (6)
  make any note payable in currency other than that stated in the note;

  (7)
  change the subordination provisions of the notes in a manner adverse to holders of the notes;

  (8)
  impair the right of any holder to receive payment of principal (including the fundamental change purchase price, if applicable) and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes;

  (9)
  impair or adversely affect the right of holders to convert notes or otherwise modify the provisions with respect to conversion, or reduce the conversion rate, subject to such modifications as are required under the indenture; or

  (10)
  modify provisions with respect to modification, amendment or waiver (including waiver of events of default), except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected holder of notes.

        Without the consent of any holder, we and the trustee may amend the indenture to:

  (1)
  cure any ambiguity, omission, defect or inconsistency;

  (2)
  provide for the assumption by a successor corporation of our obligations under the indenture;

  (3)
  add guarantees with respect to the notes and to remove guarantees in accordance with the terms of the notes and the indenture;

  (4)
  secure the notes;

  (5)
  add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

  (6)
  increase the conversion rate as provided in the indenture or make provisions with respect to conversion rights of holders of the notes as described under "—Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock;"

  (7)
  make any change that does not adversely affect the rights of any holder;

  (8)
  evidence the acceptance or appointment of a successor trustee;

  (9)
  comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

  (10)
  conform the provisions of the indenture to the "Description of Notes" section in the preliminary prospectus, as supplemented by the related pricing term sheet, upon receipt of an officer's certificate setting forth such conformity.

        Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to deliver to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

        The foregoing shall apply with respect to the notes in lieu of the provisions set forth under "Description of the Debt Securities—Modification and Waiver" in the accompanying prospectus, which will not apply with respect to the notes.

Discharge

        We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or depositing with the trustee or delivering to the holders, as applicable, after all outstanding notes have become due and payable, whether at the stated maturity, at any fundamental change purchase date or upon conversion (and determination of related settlement amounts) or otherwise, cash or (in the case of conversion) cash and shares of our common stock, if any, sufficient to pay all of the outstanding notes or satisfy our conversion obligations, as the case may be, and pay all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

        The foregoing shall apply with respect to the notes in lieu of the provisions set forth under "Description of the Debt Securities—Discharge, Defeasance and Covenant Defeasance" in the accompanying prospectus, which will not apply with respect to the notes.

Calculations in Respect of Notes

        Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, the trading price of the notes, accrued interest payable on the notes, the conversion rate of the notes, the consideration due upon conversion of any notes and whether the notes are convertible. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the written request of that holder.

        The trustee (including in its capacities as conversion agent, paying agent and registrar) shall have no responsibility to determine the trading price of the notes or whether the notes are convertible.

Reports

        The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR.

Trustee

        U.S. Bank National Association is the trustee, security registrar, paying agent and conversion agent. U.S. Bank National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

        We maintain commercial relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law

        The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-entry, Settlement and Clearance

  The Global Notes

        The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the "global notes"). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

        Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC ("DTC participants") or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

  •
  upon deposit of a global note with DTC's custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

  •
  ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, fully-registered certificated form except in the limited circumstances described below.

  Book-entry Procedures for the Global Notes

        All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we, the trustee nor the underwriters are responsible for those operations or procedures.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

        So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

  •
  will not be entitled to have notes represented by the global note registered in their names;

  •
  will not receive or be entitled to receive physical, certificated notes; and

  •
  will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

        As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to receive notices and to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

        Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC's nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

        Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

        Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds.

  Certificated Notes

        Notes in physical, fully-registered certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

  •
  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

  •
  DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

  •
  an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes, and where noted, our common stock received upon a conversion of the notes, as of the date of this prospectus supplement. This summary applies only to beneficial owners of the notes who purchase the notes in this offering at the "issue price" (the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and who hold the notes, or common stock received upon conversion of the notes, as a capital asset. This summary does not discuss any state, local or foreign tax consequences, nor does it deal with beneficial owners of the notes or common stock received upon conversion of the notes that may be subject to special treatment for U.S. federal income tax purposes. For example, this summary does not address:

  •
  tax consequences to beneficial owners who are dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or insurance companies;

  •
  tax consequences to beneficial owners holding the notes or common stock as part of a hedging, integrated, constructive sale or conversion transaction, or a straddle or persons deemed to sell notes or shares of common stock under the constructive sale provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code");

  •
  tax consequences to certain former citizens or residents of the United States;

  •
  tax consequences to partnerships or other pass-through entities and investors in such entities;

  •
  tax consequences to beneficial owners that are controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  tax consequences to U.S. holders (as defined below) whose "functional currency" is not the U.S. dollar; or

  •
  U.S. federal estate, gift or alternative minimum tax consequences, if any.

        The discussion below is based upon the provisions of the Code and U.S. Treasury regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps with retroactive effect, or may be interpreted differently, so as to result in U.S. federal income tax considerations different from those discussed below.

        If an owner of notes or common stock is an entity treated as a partnership for U.S. federal income tax purposes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are such an entity, or a partner in such an entity, you should consult your own tax advisor.

        No rulings have been sought or are expected to be sought from the U.S. Internal Revenue Service (the "IRS") with respect to any of the U.S. federal income tax considerations discussed below. As a result, we cannot assure you that the IRS will agree with the tax consequences described below.

        Prospective investors should consult their own tax advisor concerning the U.S. federal income tax consequences in light of their particular situation and any consequences arising under U.S. federal estate and gift tax laws and the laws of any other taxing jurisdiction.

U.S. Holders

        The following discussion is a summary of certain material U.S. federal income tax considerations that will apply to you if you are a U.S. holder of notes or shares of our common stock received upon conversion of the notes. For purposes of this discussion, a U.S. holder is a beneficial owner of a note or common stock that is for U.S. federal tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons has authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        A "non-U.S. holder" is a beneficial owner of the notes or the common stock received upon conversion of the notes that is not a U.S. holder or an entity treated as a partnership for U.S. federal income tax purposes.

  Interest on the Notes

        It is expected that the notes will be issued without original issue discount for federal income tax purposes, and the remainder of this discussion assumes that is the case. Accordingly, stated interest on the notes will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrues in accordance with the U.S. holder's method of accounting for U.S. federal income tax purposes.

  Additional Interest

        In certain circumstances, we may be required to pay additional interest on the notes as described under the heading "Description of Notes." Because we believe that the possibility that any such payment will be made is remote, we intend to take the position (and this discussion assumes) that the notes will not be treated as contingent payment debt instruments. Assuming our position is respected, U.S. holders would be required to include in income such additional interest at the time payments are received or accrued, in accordance with their usual method of accounting for U.S. federal income tax purposes.

        Our determination that this contingency is remote is binding on U.S. holders that do not disclose a contrary position to the IRS in the manner that is required by applicable U.S. Treasury regulations. Our determination is not, however, binding on the IRS. It is possible that the IRS might take the position that the possibility of a payment of additional interest is not remote, in which case the timing, character and amount of taxable income in respect of the notes may be different from that described above. U.S. holders should consult their own tax advisors regarding the application of these rules.

  Constructive Distributions

        The conversion price of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder's proportionate interest in our assets or earnings may in some circumstances result in a taxable deemed distribution to such U.S. holder for U.S. federal income tax purposes. However, adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes will generally not be considered to result in a deemed distribution. Conversion rate adjustments arising from a stock split or a stock dividend are generally considered to be pursuant to a bona fide reasonable adjustment formula and thus will not give rise to a deemed dividend. However, certain of the possible conversion rate adjustments (generally including adjustments to the conversion rate to compensate holders for distributions of cash or property to our stockholders) will not qualify as being pursuant to a bona fide reasonable adjustment formula.

        Any deemed distribution to U.S. holders will be subject to U.S. federal income tax in the same manner as an actual distribution received by applicable U.S. holders, as described under "—U.S. Holders—Distributions on Our Common Stock" below, even though such U.S. holders would not receive any cash or other property as a result of such adjustments. It is not clear whether a constructive dividend deemed paid would be eligible for the preferential rates of U.S. federal income tax applicable to certain dividends received. It is also unclear whether corporate U.S. holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a U.S. holder (e.g., because such U.S. holder failed to establish an exemption from backup withholding taxes), we may, at our option, set-off any such payment against payments of interest on the notes or payments of cash and common stock payable on the notes. U.S. holders should carefully review the conversion rate adjustment provisions and consult their own tax advisors with respect to the tax consequences of any such adjustment (or failure to make an adjustment).

  Sale, Exchange, Redemption or Other Disposition of the Notes

        Upon the sale, exchange, redemption, or other taxable disposition (other than a conversion solely into our common stock or a combination of our common stock and cash as described below) of a note, a U.S. holder will generally recognize gain or loss equal to the difference between the U.S. holder's amount realized (including the amount of cash and the fair market value of property, if any, received, less accrued but unpaid interest which will be taxable as such) and the U.S. holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note will generally be equal to the amount the U.S. holder paid for the note. Any gain recognized by the U.S. holder generally will be treated as capital gain and any loss recognize will be treated as a capital loss. The deductibility of capital losses is subject to limitations. Any capital gain or loss that a U.S. holder recognizes will be long-term capital gain or loss if the U.S. holder's holding period in the notes at the time of such disposition is more than one year. Long-term capital gain of a non-corporate U.S. holder is eligible for a reduced rate of tax.

  Conversion of the Notes

        Conversion of the Notes Into Cash—If a U.S. holder receives solely cash or property other than our common stock on the conversion of the notes, the U.S. holder will generally be subject to the rules described under "—U.S. Holders—Sale, Exchange, Redemption or Other Disposition of the Notes."

        Conversion of Notes Solely Into Common Stock—A U.S. holder will not recognize any income, gain or loss with respect to the conversion of notes into common stock, except with respect to any cash received in lieu of a fractional share of common stock or any common stock attributable to accrued interest (which will be treated in the manner described below). A U.S. holder's tax basis in the stock received upon conversion generally would be equal to the U.S. holder's tax basis in the note. A U.S. holder's holding period for such common stock generally would include the U.S. holder's holding period of the note exchanged.

        Conversion of the Notes Into a Combination of Our Common Stock and Cash—If a U.S. holder receives a combination of cash and our common stock upon the conversion of its notes, the U.S. federal income tax treatment to the U.S. holder is not entirely clear. U.S. holders should consult their tax advisors to determine the correct treatment. It is possible that the conversion may be treated as a recapitalization or as a partially taxable exchange, as briefly discussed below.

        Possible Treatment as a Recapitalization—If a combination of cash and common stock is received by a U.S. holder upon conversion of a note, and the notes constitute securities for U.S. federal income tax purposes, the conversion may be treated as a recapitalization. In such event, the U.S. holder will be required to recognize gain realized on the conversion as described below, but would not be allowed to recognize any loss. Accordingly, such tax treatment may be less favorable to a U.S. holder than if the conversion were treated as part conversion and part redemption, as described below. If the conversion constitutes a recapitalization, a U.S. holder generally would recognize gain (but not loss) in an amount equal to the lesser of:

  •
  the amount of cash received on conversion (other than cash in lieu of a fractional share and any portion of the payment which is attributable to accrued and unpaid interest, which will be treated in the manner described below), or

  •
  the excess, if any, of the fair market value of the common stock (treating fractional shares as received for this purpose) and cash payment (other than any cash received in lieu of fractional shares received in the conversion and other than any cash or common stock attributable to accrued but unpaid interest) over the U.S. holder's adjusted tax basis in the note at the time of the conversion.

        A U.S. holder's tax basis in the common stock received (including any hypothetical fractional share deemed to be received by such U.S. holder), other than any common stock received with respect to accrued but unpaid interest, will be the same as the U.S. holder's tax basis in the note that was converted, increased by the amount of gain recognized, if any, upon conversion (other than gain realized as a result of cash received in lieu of fractional shares) and reduced by the amount of the cash payment (other than cash in lieu of a fractional share and cash attributable to accrued but unpaid interest). The U.S. holder's holding period in the common stock received upon the conversion of the note (other than any common stock received with respect to accrued but unpaid interest) would include the holding period of the note exchanged. Gain recognized will be long-term capital gain if your holding period in the notes at the time of conversion is more than one year. Long-term capital gain of a non-corporate U.S. holder is eligible for a reduced rate of tax.

        Possible Treatment as Part Conversion and Part Redemption—The conversion of a note into our common stock and cash may be treated for U.S. federal income tax purposes as in part a conversion into stock and in part a payment in redemption of a portion of the notes. In such event, a U.S. holder would not recognize any income, gain or loss with respect to the portion of the notes considered to be converted into common stock, except with respect to any cash received in lieu of a fractional share of common stock or any common stock attributable to accrued but unpaid interest (which will be treated in the manner described below). The U.S. holder's tax basis in the stock received upon conversion generally would be equal to the portion of the U.S. holder's tax basis in a note allocable to the portion of the note deemed converted. The U.S. holder's holding period for such common stock generally would include your holding period of the note exchanged.

        With respect to part of the conversion that would be treated under this characterization as a payment in redemption of the remaining portion of the note, the U.S. holder would be subject to tax on such proceeds as described above in "—U.S. Holders—Sale, Exchange, Redemption or Other Disposition of the Notes."

        Although the law on this point is not entirely clear, a U.S. holder may allocate its tax basis in a note among the portion of the note that is deemed to have been converted and the portion of the note that is deemed to have been redeemed based on the relative fair market value of common stock and the amount of cash received upon conversion. In light of the uncertainty in the law, U.S. holders are urged to consult their own tax advisors regarding such basis allocation.

        Treatment of Cash in Lieu of a Fractional Share—Cash received in lieu of a fractional share of common stock upon conversion will be treated as if we issued such fractional share upon conversion and repurchased it for the amount of the cash received. In general, a U.S. holder will recognize capital gain to the extent the amount of such cash exceeds the U.S. holder's basis in the hypothetical fractional share (which will be the portion of the U.S. holder's adjusted basis in the common stock received that is attributable to the fractional share) or capital loss to the extent the amount of the U.S. holder's basis in the hypothetical fractional share exceeds the cash. Such gain or loss will be long-term capital gain or loss if your holding period in the note at the time of conversion is more than one year. Long-term capital gain of a non-corporate U.S. holder is eligible for a reduced rate of tax.

        Treatment of Amounts Attributable to Accrued Interest—Any cash and the value of any portion of common stock that is attributable to accrued but unpaid interest on the notes not previously included in income would be taxed as ordinary income. The basis in any shares of common stock attributable to accrued interest would equal the amount of ordinary income included by the U.S. holder. The holding period in any shares of common stock attributable to accrued interest would begin the day after the date of conversion.

        U.S. holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences resulting from the exchange of notes into a combination of cash and our common stock.

  Distributions on Our Common Stock

        We currently do not intend to make any distributions with respect to our common stock. However, if we make distributions with respect to our common stock, such distributions will constitute dividends to the extent paid from current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent any such distributions exceed our current and accumulated earnings and profits, the excess will first constitute a non-taxable return of capital that will reduce a U.S. holder's tax basis, but not below zero, and then will be treated as gain on the sale of stock (as discussed further below). Dividends received by a corporate U.S. holder will be eligible for the dividends received deduction if the U.S. holder meets certain holding period and other applicable requirements. Dividends received by a non-corporate U.S. holder will qualify for taxation at reduced rates if the U.S. holder meets certain holding period and other applicable requirements.

  Sale or Other Disposition of Our Common Stock

        A U.S. holder generally will recognize capital gain or loss on the sale or other taxable disposition of our common stock equal to the difference between the amount realized and the U.S. holder's tax basis in the common stock. Any capital gain or loss that the U.S. holder recognizes will be long-term capital gain or loss if the U.S. holder's holding period in the stock at the time of such disposition is more than one year. Long-term capital gain of a non-corporate U.S. holder is eligible for a reduced rate of tax. The deductibility of capital losses is subject to limitations.

  Medicare Contributions Tax

        A 3.8% tax is imposed on the net investment income (which includes dividends and gains recognized upon of a disposition of notes or stock) of certain individuals, trusts and estates with adjusted gross income in excess of certain thresholds. This tax is imposed on individuals, estates and trusts that are U.S. persons. The tax is expressly not imposed on nonresident aliens; however, estates and trusts that are non-U.S. holders are not expressly exempted from the tax. Therefore, each non-U.S. holder is urged to consult its own tax advisor about the application of this Medicare contribution tax in their particular situations.

  Backup Withholding and Information Reporting

        Information reporting requirements will generally apply to payments of interest on the notes and dividends on the shares of such common stock received by a U.S. holder of notes and to the proceeds from a sale of a note or such common stock received by such U.S. holder, unless the U.S. holder a recipient which is exempt from information reporting requirements. In addition, backup withholding will apply to those payments if the U.S. holder fails to provide a taxpayer identification number and certain other information, or a certification of exempt status, or if the U.S. holder fails to report in full interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

        The following is a summary of certain material U.S. federal tax consequences that will apply to a non-U.S. holder of notes or common stock received upon a conversion of the notes.

  Interest on the Notes

        Subject to the discussion of backup withholding and FATCA below, payments of interest on the notes to a non-U.S. holder generally will be exempt from U.S. federal withholding tax or U.S. federal income tax if the non-U.S. holder properly certifies as to the non-U.S. holder's foreign status as described below, and:

  •
  does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

  •
  is not a "controlled foreign corporation" that is related to us (actually or constructively) through sufficient stock ownership;

  •
  is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

  •
  interest on the notes is not effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is not attributable to the non-U.S. holder's permanent establishment or fixed base in the United States).

        The exemption from withholding described above and several of the special rules for non-U.S. holders described below generally apply only if a non-U.S. holder appropriately certifies its foreign status. A non-U.S. holder can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or Form W-8BEN-E (or successor form) or appropriate substitute form to us or our paying agent. If a non-U.S. holder holds the notes through a financial institution or other agent acting on its behalf, the non-U.S. holder may be required to provide appropriate certifications to the agent. The agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

        If a non-U.S. holder cannot satisfy the requirements described above, payments of interest made to such non-U.S. holder (including amounts received upon conversion that are attributable to accrued and unpaid interest) will be subject to a 30% U.S. withholding tax, unless: (i) the non-U.S. holder provides us with a properly executed IRS Form W-8BEN or Form W-8BEN-E (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of an income tax treaty, or (ii) the payments of interest are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable tax treaty, are attributable to the non-U.S. holder's permanent establishment or fixed base in the United States) and the non-U.S. holder meet the certification requirements described below by providing a properly executed IRS Form W-8ECI.

        If a non-U.S. holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business (and, if required by an applicable tax treaty, is attributable to the non-U.S. holder's permanent establishment or fixed base in the United States), such non-U.S. holder will be subject to U.S. federal income tax (but not the 30% U.S. federal withholding tax) on that interest income on a net basis at applicable individual or corporate rates generally in the same manner as if the non-U.S. holder were a U.S. holder as described above under "—U.S. Holders—Interest on the Notes." In addition, if the non-U.S. holder is a foreign corporation, it may also be subject to a "branch profits tax" equal to 30% (or lower rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States. For this purpose, such interest will be included in the non-U.S. holder's earnings and profits.

  Additional Interest

        We may be required to pay additional interest to you in certain circumstances. For a discussion of the impact of additional interest on the notes, see the discussion under "—U.S. Holders—Additional Interest." It is possible that such payments might be subject to U.S. federal withholding tax at a rate of 30% or lower treaty rate, if applicable. Non-U.S. holders should consult with their own tax advisors as to the tax considerations that relate to the potential additional interest payments.

  Constructive Distributions

        Under certain circumstances, a non-U.S. holder may be deemed to have received a constructive dividend (see "—U.S. Holders—Constructive Distributions" above). Any such constructive distribution deemed received will be treated in the same manner as an actual dividend received, as discussed below under "—Non-U.S. Holders—Distributions on Our Common Stock." Because a constructive dividend received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on the non-U.S. holder's behalf with respect to amounts which are includible in the non-U.S. holder's income but which are not paid in cash, we or the withholding agent may set off any such withholding tax against any other payments owed to the non-U.S. holder or other assets, including cash payments of interest payable on the notes, shares of common stock or cash payable upon conversion, or proceeds from a sale subsequently paid or credited to the non-U.S. holder. If we deduct, or such withholding agent deducts, any such amount from interest payments on your notes under these circumstances, such non-U.S. holders should consult their own tax advisor as to whether they can obtain a refund for all or a portion of any tax withheld.

        In addition, under proposed U.S. Treasury regulations relating to certain "dividend equivalent" payments, an adjustment to the conversion rate of the notes as a result of a dividend on our common stock may be taxable as a dividend, but subject to withholding tax at a different time or in a different amount than taxable constructive distributions. However, in Notice 2014-14, the Treasury Department and the IRS stated their intent to limit the application of the proposed U.S. Treasury regulations to instruments issued on or after 90 days after the date of publication of final U.S. Treasury regulations. Accordingly, the proposed U.S. Treasury regulations, if finalized, generally should not apply to the notes.

  Sale, Exchange, Redemption, Conversion or Other Taxable Disposition of the Notes

        Subject to the discussion of backup withholding and FATCA below, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain on the sale, exchange, redemption, or other taxable disposition of a note (including upon a conversion of the notes into shares of common stock that is treated as a taxable event, see "—U.S. Holders—Conversion of Notes") unless:

  •
  the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable tax treaty, is attributable to the non-U.S. holder's permanent establishment or fixed base in the United States);

  •
  the non-U.S. holder is an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

  •
  we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes and, assuming that our common stock is deemed to be "regularly traded on an established securities market," the non-U.S. holder held, directly or indirectly at any time during the five-year period ending on the date of disposition or such shorter period that such notes were held, more than five percent of our common stock. We have not been, are not and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

        Non-U.S. holders described in the first bullet point above will be subject to tax on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition under regular graduated U.S. federal income tax rates generally in the same manner as if such non-U.S. holders were U.S. persons as defined under the Code. Non-U.S. holders that are foreign corporations that fall under the first bullet point above may also be subject to the branch profits tax equal to 30% of such non-U.S. holders' effectively connected earnings and profits for that taxable year, or at such lower rate as may be specified by an applicable income tax treaty. Individual non-U.S. holders described in the second bullet point above, will be subject to a flat 30% U.S. federal withholding tax on the gain derived from the sale, exchange, redemption or other taxable disposition, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States.

        Any cash and the value of any common stock which you receive on the conversion of a note that is attributable to accrued but unpaid interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under "—Non-U.S. Holders—Interest on the Notes."

        Non-U.S. holders that meet any of the ownership requirements discussed above are strongly encouraged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of notes and common stock.

  Distributions on Our Common Stock

        Any dividends paid to a non-U.S. holder with respect to the shares of common stock will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with a trade or business conducted by a non-U.S. holder in the United States (and, if required by an applicable tax treaty, are attributable to the non-U.S. holder's permanent establishment or fixed base in the United States) are not subject to this withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates generally in the same manner as if you were a U.S. holder as described above under "—U.S. Holders—Distributions on Our Common Stock." Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, also be subject to a "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

        In order to claim the benefit of a tax treaty or to claim an exemption from this withholding tax on effectively connected dividends, a non-U.S. holder must provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) for treaty benefits or IRS Form W-8ECI (or successor form) for effectively connected dividends, prior to the payment of dividends. A non-U.S.

holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

  Sale, Exchange, or Other Taxable Disposition of Shares of Common Stock

        Subject to the discussion on backup withholding and FATCA below, a non-U.S. holder will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange or other disposition of common stock unless one of the exceptions described in "—Non-U.S. Holders—Sale, Exchange, Redemption, Conversion or Other Taxable Disposition of the Notes" above is applicable.

  Backup Withholding and Information Reporting

        Payments of interest on a note and dividends on common stock made to non-U.S. holders, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to applicable non-U.S. holders. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder are considered to reside.

        U.S. backup withholding generally will not apply to payments to non-U.S. holders if a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) is duly provided establishing an exemption, provided that the applicable payor does not have actual knowledge or reason to know that the form is incorrect.

        In addition, non-U.S. holders will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note or shares of common stock within the United States or conducted through certain financial intermediaries, if the applicable payor receives the certification described above, provided that the applicable payor does not have actual knowledge or reason to know that the form is incorrect, or if the non-U.S. holder otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the non-U.S. holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

        Sections 1471 through 1474 of the Code and the regulations thereunder (commonly referred to as the "Foreign Account Tax Compliance Act" or "FATCA") significantly modifies the reporting and withholding requirements applicable to certain non-U.S. persons, including certain foreign financial institutions and investment funds. In general, a 30% U.S. federal withholding tax is imposed on payments of interest and dividends and, beginning January 1, 2017, on payments of gross proceeds from the sale or other distribution of the notes or our stock made to such non-U.S. person (even where such non-U.S. person is not the beneficial owner of such payment) unless such non-U.S. person complies with applicable certification and information reporting requirements. Compliance may require entering into an agreement with the IRS or complying with non-U.S. legislation enacted to implement an intergovernmental agreement between the relevant jurisdiction and the United States. Withholding imposed under FATCA could apply to payments regardless of whether they are made to such non-U.S. person in its capacity as beneficial owner of our notes or common stock or in a capacity of holding our notes or common stock for the account of another.

        Each non-U.S. holder is urged to consult its own tax advisor about the possible impact of these rules on their investment in our notes and common stock, and the entities through which they hold our notes and common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated December     , 2014, we have agreed to sell to the underwriters named below, for whom Stifel, Nicolaus & Company, Incorporated, Credit Suisse Securities (USA) LLC and BMO Capital Markets Corp. and are acting as representatives, the following respective principal amounts of the notes:

Underwriter	Principal Amount
Stifel, Nicolaus & Company, Incorporated	$
Credit Suisse Securities (USA) LLC
BMO Capital Markets Corp.
Sandler O'Neill & Partners, L.P.
Sterne, Agee & Leach, Inc.
William Blair & Company, L.L.C.

Total	$

        The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased, other than those notes covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

        We expect to grant to the underwriters an option, exercisable from time to time within up to 30 days of the date of this prospectus (subject to certain limitations) to purchase on a pro rata basis up to $18,750,000 aggregate principal amount of additional notes at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments in the sale of the notes.

        The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of up to        % of the principal amount per note. After the initial public offering the underwriters may change the public offering price and concession and discount to broker/dealers.

        The following table summarizes the compensation we will pay to the underwriters.

	Per Note				Total
	Without Over-allotment		With Over-allotment		Without Over-allotment	With Over-allotment
Underwriting discounts and commissions paid by us		%		%	$	$

        We estimate that our out of pocket expenses for this offering will be approximately $            .

        The notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

        The underwriters will not confirm sales to any accounts over which they exercise discretionary authority without first receiving a written consent from those accounts.

        Without the prior written consent of Stifel, Nicolaus & Company, Incorporated, Credit Suisse Securities (USA) LLC and BMO Capital Markets Corp., we will not, during the period ending 90 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, pledge, hypothecate or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

  •
  file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  •
  enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

        The restrictions described in the immediately preceding paragraph do not apply to:

  •
  the grant of options to purchase shares of common stock, restricted shares or restricted stock units pursuant to our existing employee benefit plans or the issuance of shares of common stock upon the exercise of any option issued pursuant to our employee benefit plans (or the filing of a registration statement on Form S-8 to register shares of stock issuable under such plans);

  •
  the issuance by us of shares of common stock upon the exercise of a warrant or the conversion of a security outstanding on the date of this prospectus;

  •
  the issuance by us of shares of common stock in an amount up to 10% of our outstanding shares in connection with a merger, acquisition or other transaction; or

  •
  the issuance by us of shares of common stock pursuant to any pre-existing contractual obligation identified in the registration statement.

        Our directors and executive officers have agreed that, without the prior written consent of Stifel, Nicolaus & Company, Incorporated, Credit Suisse Securities (USA) LLC and BMO Capital Markets Corp. and subject to certain exceptions, they will not, during the period ending 90 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, pledge, hypothecate or otherwise transfer or dispose of, directly or indirectly, any shares of common stock (other than shares of common stock pledged to a margin account as of the date of this prospectus supplement) or any securities convertible into or exercisable or exchangeable for shares of common stock; or

  •
  enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, each such person agrees that, without the prior written consent of Stifel, Nicolaus & Company, Incorporated, Credit Suisse Securities (USA) LLC and BMO Capital Markets Corp., it will not, during the period ending 90 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

        We have agreed to indemnify the several underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

        In connection with the offering the underwriters, may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the principal amount of the notes over-allotted by the underwriters is not greater than the principal amount of the notes that they may purchase in the over-allotment option. In a naked short position, the principal amount of the notes involved is greater than the principal amount of the notes in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing notes in the open market.

  •
  Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of notes to close out the short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the overallotment option. If the underwriters sell more notes than could be covered by the over-allotment option, a naked short position, that position can only be closed out by buying notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange, the Toronto Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate securities to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

        In the ordinary course of their respective businesses, the underwriters and certain of their respective affiliates have in the past and may in the future engage in investment banking or other transactions of a financial nature with us, including the provision of certain advisory services and the making of loans to us and our affiliates, for which they have received or will receive customary compensation. An affiliate of BMO Capital Markets Corp. is the administrative agent with respect to our Credit Facility and received customary fees in connection therewith. In addition, affiliates of certain of the underwriters are lenders under our Credit Facility.

Selling Restrictions

  European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of Stifel, Nicolaus & Company, Incorporated, Credit Suisse Securities (USA) LLC and BMO Capital Markets Corp. for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

  United Kingdom

        Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

        Certain legal matters in connection with the sale of the shares of common stock offered hereby will be passed upon for us by Mayer Brown LLP, Chicago, Illinois. Sidley Austin LLP, New York, New York, is counsel to the underwriters in connection with this offering.

EXPERTS

        The consolidated financial statements of Envestnet, Inc. as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report on the effectiveness of internal control over financial reporting as of December 31, 2013 contains an explanatory paragraph that states Envestnet, Inc. acquired Wealth Management Solutions (WMS) during 2013, and management excluded from its assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2013, WMS's internal control over financial reporting associated with total assets of $30,929,000 and total revenues of $33,517,000, included in the consolidated financial statements of Envestnet, Inc. and subsidiaries as of and for the year ended December 31, 2013.

        The audited abbreviated historical financial statements of WMS, a business line of Prudential Investments LLC, included in Exhibit 99.1 of Envestnet, Inc.'s Current Report on Form 8-K/A filed on September 5, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The audited consolidated financial statements of Placemark Holdings, Inc. as of and for the year ended December 31, 2013, included in Exhibit 99.1 of Envestnet, Inc.'s Current Report on Form 8-K/A filed on December 5, 2014 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report contains an explanatory paragraph that states that the Placemark consolidated financial statements were restated and were previously audited by other auditors. The audit report also refers to the audit of an adjustment that was applied to restate accumulated deficit as of December 31, 2012.

ENVESTNET, INC.

Common Stock
Preferred Stock
Debt Securities

        From time to time with this prospectus, we may offer to sell the securities listed above. We provide more information about how we may elect to sell our securities under the caption "Plan of Distribution." Specific terms of these securities and offerings will be provided in supplements to this prospectus to the extent required by law. Before you invest, you should carefully read this prospectus and any prospectus supplement, together with the documents we incorporate by reference.

        Our common stock is listed on the New York Stock Exchange under the symbol "ENV." On June 27, 2014, the last reported sale price of our common stock was $49.30 per share.

        Investing in these securities involves risks. See "Risk Factors" in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission after our most recent Annual Report and, if applicable, any other documents incorporated herein or in the relevant prospectus supplement by reference.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

The date of this prospectus is July 1, 2014

        You should rely only on the information contained in or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission (the "SEC"). We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus or of any prospectus supplement, free writing prospectus or document incorporated by reference.

        References in this prospectus to "Envestnet," "we," "us," "our" and "the Company" refer to Envestnet, Inc. and, unless the context otherwise requires, its subsidiaries.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act. Under this shelf registration process, we may offer and sell, from time to time, any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding us and the offered securities, please refer to the registration statement. If required by applicable law, each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also add, update or change in a prospectus supplement any information contained in this prospectus. To the extent any statement made in a prospectus supplement or a document incorporated by reference herein after the date hereof is inconsistent with the statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement or the incorporated document. You should read both this prospectus and any prospectus supplement together with additional information incorporated herein and therein described under the heading "Where You Can Find More Information" before you make any investment decision.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated herein by reference contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements regarding future events and our future results are within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and projections about future events and are identified by terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "expected," "intend," "will," "may," or "should" or the negative of those terms or variations of such words, and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our business and other characteristics of future events or circumstances are forward-looking statements. Forward-looking statements may include, among others, statements relating to:

  •
  difficulty in sustaining rapid revenue growth, which may place significant demands on the Company's administrative, operational and financial resources;

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  fluctuations in the Company's revenue;

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  the concentration of nearly all of the Company's revenues from the delivery of investment solutions and services to clients in the financial advisory industry;

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  the impact of market and economic conditions on the Company's revenues;

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  the Company's reliance on a limited number of clients for a material portion of its revenue;

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  the renegotiation of fee percentages or termination of the Company's services by its clients;

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  the Company's ability to identify potential acquisition candidates, complete acquisitions and successfully integrate acquired companies;

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  compliance failures;

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  regulatory actions against the Company;

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  the failure to protect the Company's intellectual property rights;

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  the Company's inability to successfully execute the conversion of its clients' assets from their technology platform to the Company's technology platform in a timely and accurate manner;

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  general economic, political and regulatory conditions; and

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  management's response to these factors.

        In addition, there may be other factors of which we are presently unaware or that we currently deem immaterial that could cause our actual results to be materially different from the results referenced in the forward-looking statements. All forward-looking statements contained in this prospectus and documents incorporated herein by reference are qualified in their entirety by this cautionary statement. Forward-looking statements speak only as of the date they are made, and we do not intend to update or otherwise revise the forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

        Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations.

        These forward-looking statements involve risks and uncertainties. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in "Risk Factors"; accordingly, investors should not place undue reliance upon our forward-looking statements. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

        You should read this prospectus completely and with the understanding that our actual future results, levels of activity, performance and achievements may be different from what we expect and that these differences may be material. We qualify all of our forward-looking statements by these cautionary statements.

ENVESTNET, INC.

        We provide open-architecture wealth management services and technology to independent financial advisors and financial institutions. These services and related technology are provided via the Envestnet's wealth management software, Envestnet -- PMC®, Envestnet -- Tamarac™, Vantage Reporting Solution™ and Envestnet -- WMS™.

        Envestnet's wealth management software is a platform of integrated, internet-based technology applications and related services that provide portfolio diagnostics, proposal generation, investment model management, rebalancing and trading, portfolio performance reporting and monitoring solutions, billing, and back-office and middle-office operations and administration.

        Our investment consulting group, Envestnet -- PMC, provides investment manager due diligence and research, a full spectrum of investment offerings supported by both proprietary and third-party research and manager selection, and overlay portfolio management services.

        Envestnet -- Tamarac provides leading portfolio accounting, rebalancing, trading, performance reporting and client relationship management software, principally to high-end Registered Investment Advisors ("RIAs").

        Vantage Reporting Solution software aggregates and manages investment data, provides performance reporting and benchmarking, giving advisors an in-depth view of clients' various investments, empowering advisors to give holistic, personalized advice and consulting.

        Envestnet -- WMS offers financial institutions access to an integrated wealth platform, which helps construct and manage sophisticated portfolio solutions across an entire account life cycle, particularly in the area of unified managed account trading. Envestnet -- WMS's Overlay Portfolio Management console helps wealth managers efficiently build customized client portfolios that consider both proprietary and open-architecture investment solutions.

        Through these platform and service offerings, we provide open-architecture support for a wide range of investment products (separately managed accounts, multi-manager accounts, mutual funds, exchange-traded funds, stock baskets, alternative investments, and other fee-based investment solutions) from Envestnet -- PMC and other leading investment providers via multiple custodians, and also account administration and reporting services.

        We operate four RIAs and a registered broker-dealer. The RIAs are registered with the SEC. The broker-dealer is registered with the SEC, all 50 states and the District of Columbia and is a member of the Financial Industry Regulatory Authority.

        We were incorporated in the State of Delaware in 2004. Our principal executive offices are located at 35 East Wacker Drive, Suite 2400, Chicago, Illinois 60601, and our telephone number is (312) 827-2800. Our website address is www.envestnet.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website as part of this prospectus.

RISK FACTORS

        An investment in our securities involves risks. You should consider carefully the risks and uncertainties described under the heading "Risk Factors" in any applicable prospectus supplement and under the caption "Risk Factors" in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, which are incorporated herein by reference, before you decide whether to purchase any of our securities. These risks could materially adversely affect our business, financial condition, results of operations and cash flows, and you may lose part or all of your investment. For more information, see the section of this prospectus titled "Where You Can Find More Information."

USE OF PROCEEDS

        Unless we specify otherwise in an accompanying prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, including for working capital and capital expenditures.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the ratio of earnings to fixed charges for each of the periods presented. For purposes of computing this ratio, earnings consist of income before income tax expense, excluding interest costs capitalized, plus fixed charges to the extent that these charges are included in the determination of earnings. Fixed charges consist of interest costs, including interest costs capitalized, plus one-third of minimum rental payments under operating leases, which are estimated by management to be the interest factor of these rentals.

	Three Months Ended March 31, 2014	Year ended December 31,
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	5.12x	2.91x	3.30x	7.00x	1.65x	2.15x
Ratio of earnings to combined fixed charges and preferred share dividends(1)	5.12x	2.91x	3.30x	7.00x	1.39x	1.39x

(1)
Reflects preferred dividends accrued and paid on preferred shares outstanding prior to our initial public offering, which occurred on July 29, 2010. All preferred shares converted to common shares at the time of our initial public offering and are no longer outstanding.

DESCRIPTION OF CAPITAL STOCK

        We are authorized to issue 500,000,000 shares of common stock, par value $0.005 per share, and 50,000,000 shares of undesignated preferred stock. The following is a summary description of the material terms of our capital stock. Our amended and restated by-laws and our amended and restated certificate of incorporation, which are incorporated as exhibits herein by reference, provide further information about our capital stock.

Common Stock

        As of June 27, 2014, there were 34,109,003 shares of common stock outstanding.

        The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders, including elections of directors. No holder of common stock may cumulate votes in voting for our directors. Subject to the rights of any holders of any outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, that the Board of Directors may from time to time declare out of funds legally available. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding.

        The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued and sold by us in connection with any offering described in a prospectus supplement will be fully paid and non-assessable.

        The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

        The board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series and to fix the rights, preferences, privileges and related restrictions, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of the series. The issuance of preferred stock may delay, impede or prevent the completion of a merger, tender offer or other takeover attempt of our company without further action of our stockholders, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders may receive a premium for their stock over its then current market price.

Anti-Takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws

Board of Directors

        Our amended and restated certificate of incorporation and amended and restated by-laws provide:

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  That the Board of Directors be divided into three classes, as nearly equal in size as possible, with staggered three-year terms;

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  That there is no cumulative voting in the election of our directors;

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  That directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the shares of our capital stock entitled to vote; and

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  That any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board of Directors, may only be filled by vote of a majority of the directors then in office.

        These provisions could make it more difficult for a third party to acquire us or discourage a third party from acquiring us.

Stockholder Actions and Special Meetings

        Our amended and restated certificate of incorporation and amended and restated by-laws also provide that:

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  Any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting; and

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  Special meetings of the stockholders may only be called by the Chairman of the Board of Directors, our Chief Executive Officer, or by the Board of Directors.

        Our amended and restated by-laws provide that in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with requirements regarding advance notice to us. These provisions could delay stockholder actions which are favored by the holders of a majority of our outstanding voting securities until the next stockholders meeting. These provisions may also discourage another person or entity from making a tender offer for our common stock because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting and not by written consent.

Amendment

        Delaware law provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 66 2/3% of the shares of our capital stock entitled to vote to amend or repeal any of the foregoing provisions of our amended and restated certificate of incorporation. Our amended and restated by-laws may be amended or repealed by a majority vote of the Board of Directors or the holders of at least 66 2/3% of the shares of our capital stock issued and outstanding and entitled to vote. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

Preferred Stock

        The authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of our company.

        These and other provisions may deter hostile takeovers or delay changes in control or management of our company.

Delaware Business Combination Statute

        Section 203 of the Delaware General Corporation Law provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that the stockholder becomes an interested stockholder unless:

  •
  Prior to that date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

  •
  On or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        Except as otherwise set forth in Section 203, an interested stockholder is defined to include:

  •
  Any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

  •
  The affiliates and associates of any such person.

        Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. We have not elected to be exempt from the restrictions imposed under Section 203. The provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with our Board of Directors because the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested stockholder. These provisions also may have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

        The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC.

NYSE Listing

        Our common stock is listed on the NYSE under the symbol "ENV".

DESCRIPTION OF THE DEBT SECURITIES

        The following description of our debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our senior debt securities are to be issued under an indenture between us and a trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. We refer to this indenture in this prospectus as the "senior indenture." Our subordinated debt securities are to be issued under an indenture between us and a trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. We refer to this indenture in this prospectus as the "subordinated indenture." The senior indenture and the subordinated indenture are sometimes referred to herein collectively as the "indentures" and each individually as an "indenture." The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement.

        The following are summaries of the material terms and provisions of the indentures and the related debt securities. You should refer to the forms of the indentures and the debt securities for complete information regarding the terms and provisions of the indentures, including the definitions of some of the terms used below, and the debt securities. The senior indenture and the subordinated indenture are substantially identical, except for certain covenants of ours and provisions relating to subordination.

General

        The indentures do not limit the aggregate principal amount of the debt securities which we may issue thereunder and provide that we may issue the debt securities thereunder from time to time in one or more series. The indentures do not limit the amount of other Indebtedness or the debt securities, other than certain secured Indebtedness as described below, which we or our Subsidiaries may issue.

        Neither of the indentures limits the amount of debt securities that we may issue under that indenture and provides that debt securities may be issued under that indenture from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of a series of debt securities issued under an indenture, issue debt securities under that indenture having the same terms (except for the issue date, and, in some cases, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the debt securities of a series previously issued under that indenture. Any additional debt securities having such similar terms, together with the debt securities of the applicable series, will constitute a single series of securities under the applicable indenture, including for purposes of voting and redemptions. No such additional debt securities may be issued if an Event of Default under the applicable indenture has occurred and is continuing with respect to the applicable series of debt securities.

        Unless otherwise provided in a prospectus supplement, the senior debt securities will be unsecured obligations of ours and will rank equally with all of our other unsecured and unsubordinated indebtedness outstanding from time to time. The subordinated debt securities will be unsecured obligations of ours, subordinated in right of payment to the prior payment in full of all Senior

Indebtedness of ours as described below under "—Subordination of the Subordinated Debt Securities" and in the applicable prospectus supplement. The indentures do not limit the amount of senior, pari passu and junior Indebtedness that we may issue. As of March 31, 2014, we had no Senior Indebtedness outstanding.

        Because we are a holding company, our rights and the rights of our creditors, including the holders of our debt securities, and stockholders to participate in any distribution of assets of any Subsidiary upon the Subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of the Subsidiary's creditors, except to the extent that we may ourselves be a creditor with recognized claims against the Subsidiary. As of March 31, 2014, our Subsidiaries had no indebtedness for borrowed money.

        The prospectus supplement relating to the particular debt securities offered thereby will describe the following terms of the offered debt securities:

  •
  the title of such debt securities and the series in which such debt securities will be included, which may include medium-term notes;

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  any limit upon the aggregate principal amount of such debt securities;

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  the date or dates, or the method or methods, if any, by which such date or dates will be determined, on which the principal of such debt securities will be payable;

  •
  the rate or rates at which such debt securities will bear interest, if any, which rate may be zero in the case of certain debt securities issued at an issue price representing a discount from the principal amount payable at maturity, or the method by which such rate or rates will be determined, including, if applicable, any remarketing option or similar method, and the date or dates from which such interest, if any, will accrue or the method by which such date or dates will be determined;

  •
  the date or dates on which interest, if any, on such debt securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable;

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  the place or places where the principal of, any premium or interest on or any additional amounts with respect to such debt securities will be payable, any of such debt securities that are issued in registered form may be surrendered for registration of transfer or exchange, and any such debt securities may be surrendered for conversion or exchange;

  •
  whether any of such debt securities are to be redeemable at our option, whether we will be obligated to redeem or purchase any of such debt securities pursuant to any sinking fund or analogous provision or at the option of any holder thereof, and the terms of such option or obligation, as described under "—Redemption" below;

  •
  if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any debt securities to be issued in registered form will be issuable and, if other than a denomination of $5,000, the denominations in which any debt securities to be issued in bearer form will be issuable;

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  whether the debt securities will be convertible into common shares or preferred shares and/or exchangeable for other securities and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable;

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  if other than the principal amount, the portion of the principal amount, or the method by which such portion will be determined, of such debt securities that will be payable upon declaration of acceleration of the maturity thereof;

  •
  if other than United States dollars, the currency of payment, including composite currencies, of the principal of, any premium or interest on or any additional amounts with respect to any of such debt securities;

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  whether the principal of, any premium or interest on or any additional amounts with respect to such debt securities will be payable, at our election or the election of a holder, in a currency other than that in which such debt securities are stated to be payable and the date or dates on which, the period or periods within which, and the other terms and conditions upon which, such election may be made;

  •
  any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on or any additional amounts with respect to such debt securities;

  •
  whether such debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for such global security or securities;

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  whether such debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

  •
  in the case of subordinated debt securities, the relative degree, if any, to which such subordinated debt securities of the series will be senior to or be subordinated to other series of the subordinated debt securities or other indebtedness of ours in right of payment, whether such other series of the subordinated debt securities or other indebtedness are outstanding or not;

  •
  any modifications of or additions to the Events of Default or covenants of ours with respect to such debt securities;

  •
  whether the provisions described below under "—Discharge, Defeasance and Covenant Defeasance" will be applicable to such debt securities;

  •
  whether any of such debt securities are to be issued upon the exercise of warrants, and the time, manner and place for such debt securities to be authenticated and delivered; and

  •
  any other terms of such debt securities and any modifications or additions to the applicable indenture in respect of such debt securities.

        Unless otherwise provided in the related prospectus supplement, principal, premium, interest and additional amounts, if any, with respect to any debt securities will be payable at the office or agency maintained by us for such purposes. In the case of debt securities issued in registered form, interest may be paid by check mailed to the persons entitled thereto at their addresses appearing on the security register or by transfer to an account maintained by the payee with a bank located in the United States. Interest on debt securities issued in registered form will be payable on any interest payment date to the persons in whose names the debt securities are registered at the close of business on the regular record date with respect to such interest payment date. All paying agents initially designated by us for the debt securities will be named in the related prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable.

        Unless otherwise provided in the related prospectus supplement, the debt securities may be presented for transfer or exchanged for other debt securities of the same series, containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount, at the office or agency maintained by us for such purposes. Such transfer or exchange will be made without service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. We will not be required to:

  •
  issue, register the transfer of, or exchange, the debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt securities and ending at the close of business on the day of such mailing, or

  •
  register the transfer of or exchange any debt security so selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

        We have appointed the trustee as security registrar. Any transfer agent, in addition to the security registrar, initially designated by us for any debt securities will be named in the related prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable.

        Unless otherwise provided in the related prospectus supplement, the debt securities will be issued only in fully registered form without coupons in minimum denominations of $2,000 and any integral multiple thereof. The debt securities may be represented in whole or in part by one or more global debt securities registered in the name of a depositary or its nominee and, if so represented, interests in such global debt security will be shown on, and transfers thereof will be effected only through, records maintained by the designated depositary and its participants as described below. Where the debt securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special United States Federal income tax considerations, applicable to such debt securities and to payment on and transfer and exchange of such debt securities will be described in the related prospectus supplement.

        The debt securities may be issued as original issue discount securities, bearing no interest or bearing interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below their principal amount. Special United States Federal income tax and other considerations applicable to original issue discount securities will be described in the related prospectus supplement.

        If the purchase price of any debt securities is payable in one or more foreign currencies or if any debt securities are denominated in one or more foreign currencies or if the principal of, or any premium or interest on, or any additional amounts with respect to, any debt securities is payable in one or more foreign currencies, the restrictions, elections, certain United States Federal income tax considerations, specific terms and other information with respect to such debt securities and such foreign currency will be set forth in the related prospectus supplement.

        We will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of ours to purchase debt securities at the option of the holders. Any such obligation applicable to a series of debt securities will be described in the related prospectus supplement.

        Unless otherwise described in a prospectus supplement relating to any debt securities, the indentures do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of the debt securities for information regarding any modifications of or additions to the Events of Default described below or our covenants contained in the indentures, including any addition of a covenant or other provisions providing event risk or similar protection.

Conversion and Exchange

        The terms, if any, on which debt securities of any series are convertible into or exchangeable for common shares, preferred shares or other securities property or cash, or a combination of any of the foregoing, will be set forth in the related prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which the securities, property or cash to be received by the holders of the debt securities would be calculated according to the factors and at such time as described in the related prospectus supplement.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. The specific terms of the depositary arrangement with respect to a series of the debt securities will be described in the prospectus supplement relating to such series.

        The indentures provide that if:

  •
  the depositary for a series of the debt securities notifies us that it is unwilling or unable to continue as depositary or if such depositary ceases to be eligible under the applicable indenture and a successor depositary is not appointed by us within 90 days of written notice,

  •
  we determine that the debt securities of a particular series will no longer be represented by global securities and we execute and deliver to the trustee a company order to such effect, or

  •
  an Event of Default with respect to a series of the debt securities has occurred and is continuing,

then, in an such case, the global securities will be exchanged for the debt securities of such series in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive debt securities will be registered in such name or names as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global securities.

Redemption

        If provided in the related prospectus supplement, we will have the right to redeem some or all of the debt securities. The prospectus supplement relating to the particular debt securities offered thereby will describe:

  •
  whether any of such debt securities are to be redeemable at our option and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities may be redeemed, in whole or in part, at our option; and

  •
  whether we will be obligated to redeem or purchase any of such debt securities pursuant to any sinking fund or analogous provision or at the option of any holder thereof and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of such debt securities so redeemed or purchased.

        Each indenture provides that if we do not redeem all of the debt securities thereunder, the trustee will select the securities to be redeemed by such method as it shall deem fair and appropriate. If any debt securities are to be redeemed in part only, we will issue a new note for such securities in principal amount equal to the unredeemed principal portion. If a portion of your debt securities is selected for partial redemption and you convert or elect repurchase of a portion of your securities, the converted or repurchased portion will be deemed to be taken from the portion selected for redemption. Unless otherwise provided in the prospectus supplement, notice of redemption setting forth the redemption date and redemption price must be given at least thirty days and not more than sixty days prior to the redemption date.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of debt securities to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the debt securities or portions thereof called for redemption.

Certain Covenants With Respect To Senior Debt Securities

        The prospectus supplement relating to a particular series of the debt securities will describe any covenants for the benefit of the holders of such series of debt securities.

Consolidation, Merger and Sale of Assets

        Each indenture provides that we may not:

  (1)
  consolidate with or merge into any Person or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to any Person, or

  (2)
  permit any Person to consolidate with or merge into us, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to us, unless:

  •
  in the case of (1) above, such Person is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and will expressly assume, by supplemental indenture satisfactory in form to the trustee, the due and punctual payment of the principal of, any premium and interest on and any additional amounts with respect to all of the debt securities issued thereunder, and the performance of our obligations under such indenture and the debt securities issued thereunder, and provides for conversion or exchange rights in accordance with the provisions of the debt securities of any series that are convertible or exchangeable into common shares or other securities,

  •
  immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of ours or a Subsidiary as a result of such transaction as having been incurred by us or such Subsidiary at the time of such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have happened and be continuing, and

  •
  certain other conditions are satisfied.

Events of Default

        Except as otherwise provided in the related prospectus supplement and specifically deleted or modified in or pursuant to the related supplemental indenture, board resolution or officer's certificate establishing the terms of any series of debt securities pursuant to the applicable indenture, each of the following events will constitute an Event of Default under the applicable indenture with respect to any series of debt securities issued thereunder, whatever the reason for such Event of Default and whether it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

  (1)
  default in the payment of any interest on any debt security of such series, or any additional amounts payable with respect thereto, when such interest becomes or such additional amounts become due and payable, and continuance of such default for a period of 30 days;

  (2)
  default in the payment of the principal of or any premium on any debt security of such series, or any additional amounts payable with respect thereto, when such principal or premium becomes or such additional amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise;

  (3)
  default in the deposit of any sinking fund payment, when and as due by the terms of any debt security of such series;

  (4)
  default in the performance, or breach, of any covenant or warranty of ours contained in the applicable indenture for the benefit of such series or in the debt securities of such series, and the continuance of such default or breach for a period of 60 days after there has been given written notice as provided in such indenture;

  (5)
  if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of ours, whether such Indebtedness now exists or is hereafter created or incurred, happens and consists of default in the payment of more than $50,000,000 in principal amount of such Indebtedness at the maturity thereof, after giving effect to any applicable grace period, or results in such Indebtedness in principal amount in excess of $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such default is not cured or such acceleration is not rescinded or annulled within a period of 30 days after there has been given written notice as provided in the applicable indenture;

  (6)
  we shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $50,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;

  (7)
  certain events in our bankruptcy, insolvency or reorganization; and

  (8)
  any other Event of Default provided in or pursuant to the applicable indenture with respect to the debt securities of such series.

        If an Event of Default with respect to the debt securities of any series, other than an Event of Default described in (7) of the preceding paragraph, occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series by written notice as provided in the applicable indenture may declare the principal amount, or such lesser amount as may be provided for in the debt securities of such series, of all outstanding debt securities of such series to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the applicable indenture, the holders of a majority in aggregate principal amount of the debt securities of such series may, under certain circumstances, rescind and annul such acceleration. An Event of Default described in (7) of the preceding paragraph will cause the principal amount and accrued interest, or such lesser amount as provided for in the debt securities of such series, to become immediately due and payable without any declaration or other act by the trustee or any holder.

        Each indenture provides that, within 90 days after the occurrence of any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the debt securities of any series, the trustee will transmit, in the manner set forth in such indenture, notice of such default to the holders of the debt securities of such series unless such default has been cured or waived; provided, however, that the trustee may withhold such notice if and so long as the board of directors, the executive committee or the trust committee of directors and/or responsible officers of the trustee in good faith determine that the withholding of such notice is in the best interest of the holders of the debt securities of such series; and provided, further, that in the case of any default of the character described in (5) of the second preceding paragraph, no such notice to holders will be given until at least 30 days after the default occurs.

        If an Event of Default occurs and is continuing with respect to the debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of the debt securities of such series by all appropriate judicial proceedings. Each indenture provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the debt securities, unless such holders shall have offered to the trustee indemnity reasonably satisfactory to the trustee. Subject to such provisions for the indemnification of the trustee, and subject to applicable law and certain other provisions of the applicable indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to debt securities of such series.

Modification and Waiver

        We and the applicable trustee may modify or amend an indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

  •
  change the stated maturity of the principal of, or any premium or installment of interest on, any debt security,

  •
  reduce the principal amount of, or the rate, or modify the calculation of such rate, of interest on, or any premium payable upon the redemption of, any debt security,

  •
  reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof or the amount thereof provable in bankruptcy,

  •
  change the redemption provisions of any debt security or adversely affect the right of repayment at the option of any holder of any debt security,

  •
  change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to any debt security is payable,

  •
  impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date,

  •
  reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required in order to take specific actions,

  •
  reduce the requirements for quorum or voting by holders of debt securities in the applicable indenture,

  •
  modify any of the provisions in the applicable indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of the debt securities except to increase any percentage vote required or to provide that other provisions of such indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby,

  •
  make any change that adversely affects the right to convert or exchange any debt security into or for our common shares, preferred shares or other debt securities or other securities, cash or property in accordance with its terms,

  •
  modify any of the provisions of the subordinated indenture relating to the subordination of the subordinated debt securities in a manner adverse to holders of the subordinated debt securities, or

  •
  modify any of the above provisions.

        In addition, no supplemental indenture may directly or indirectly modify or eliminate the subordination provisions of a subordinated indenture in any manner which might terminate or impair the subordination of the subordinated debt securities to Senior Indebtedness without the prior written consent of the holders of the Senior Indebtedness.

        We and the applicable trustee may modify or amend an indenture and the debt securities of any series without the consent of any holder in order to, among other things:

  •
  provide for our successor pursuant to a consolidation, merger or sale of assets;

  •
  add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us by the applicable indenture;

  •
  provide for a successor trustee with respect to the debt securities of all or any series;

  •
  cure any ambiguity or correct or supplement any provision in the applicable indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the applicable indenture which will not adversely affect the interests of the holders of debt securities of any series;

  •
  change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities under the applicable indenture;

  •
  add any additional Events of Default with respect to all or any series of debt securities;

  •
  secure the debt securities;

  •
  provide for conversion or exchange rights of the holders of any series of debt securities; or

  •
  make any other change that does not materially adversely affect the interests of the holders of any debt securities then outstanding under the applicable indenture.

        The holders of at least a majority in aggregate principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of that series, waive compliance by us with certain restrictive provisions of the applicable indenture. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default and its consequences under the applicable indenture with respect to debt securities of that series, except a default:

  •
  in the payment of principal of, any premium or interest on debt securities of that series; or

  •
  in respect of a covenant or provision of the applicable indenture that cannot be modified or amended without the consent of the holder of each debt security of any series.

        Under each indenture, we are required to furnish the trustee annually a statement as to performance by us of certain of our obligations under such indenture and as to any default in such performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any Event of Default or any event which after notice or lapse of time or both would constitute an Event of Default.

Discharge, Defeasance and Covenant Defeasance

        We may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by depositing with the trustee, in trust, funds in U.S. dollars or in the foreign currency in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities with respect to principal and any premium and interest to the date of such deposit, if such debt securities have become due and payable, or to the maturity thereof, as the case may be.

        Each indenture provides that, unless the provisions described below thereof are made inapplicable to debt securities of or within any series, we may elect either:

  •
  to defease and be discharged from any and all obligations with respect to such debt securities, except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such debt securities and other obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to such debt securities and to hold moneys for payment in trust, or

  •
  to be released from its obligations with respect to such debt securities under certain covenants as described in the related prospectus supplement, and any omission to comply with such obligations will not constitute a default or an Event of Default with respect to such debt securities.

        Such defeasance or such covenant defeasance, as the case may be, will be conditioned upon the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars or in the foreign currency in which such debt securities are payable at stated maturity, or Government Obligations, or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on, and any additional amounts with respect to, such debt securities on the scheduled due dates.

        Such a trust may only be established if, among other things:

  •
  the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the applicable indenture or any other material agreement or instrument to which we are a party or by which we are bound,

  •
  no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust and, with respect to defeasance only, at any time during the period ending on the 123rd day after such date, and

  •
  we have delivered to the trustee an opinion of counsel, as specified in the applicable indenture, to the effect that the holders of such debt securities will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States Federal income tax law occurring after the date of the applicable indenture.

        "Government Obligations" means debt securities which are:

  (1)
  direct obligations of the United States of America or the government or the governments which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or

  (2)
  obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government or governments which issued the foreign currency in which the debt securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments, which, in the case of clauses (1) and (2), are not callable or redeemable at the option of the issuer or issuers thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any such Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by such depository receipt.

Subordination of the Subordinated Debt Securities

        The subordinated debt securities will, to the extent set forth in the subordinated indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness. In the event of:

  •
  any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to us or to our creditors, as such, or to our assets,

  •
  any voluntary or involuntary liquidation, dissolution or other winding up of ours, whether or not involving insolvency or bankruptcy, or

  •
  any assignment for the benefit of creditors or any other marshalling of assets and liabilities of ours,

then and in any such event the holders of Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness, or provision will be made for such payment in cash, before the holders of the subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, subordinated debt securities, and to that end the holders of Senior Indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of ours being subordinated to the payment of subordinated debt securities, which may be payable or deliverable in respect of subordinated debt securities in any such case, proceeding, dissolution, liquidation or other winding up event.

        By reason of such subordination, in the event of our liquidation or insolvency, holders of Senior Indebtedness and holders of other obligations of ours that are not subordinated to Senior Indebtedness may recover more, ratably, than the holders of subordinated debt securities.

        Subject to the payment in full of all Senior Indebtedness, the rights of the holders of subordinated debt securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of ours applicable to such Senior Indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, subordinated debt securities have been paid in full.

        No payment of principal, including redemption and sinking fund payments, of or any premium or interest on or any additional amounts with respect to the subordinated debt securities may be made:

  •
  if any Senior Indebtedness of ours is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or

  •
  if the maturity of any Senior Indebtedness of ours has been accelerated because of a default.

        The subordinated indenture does not limit or prohibit us from incurring additional Senior Indebtedness, which may include Indebtedness that is senior to subordinated debt securities, but subordinate to our other obligations. The senior debt securities will constitute Senior Indebtedness under the subordinated indenture.

        The term "Senior Indebtedness" means all Indebtedness of ours outstanding at any time, except:

  •
  the subordinated debt securities,

  •
  indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is subordinated to or ranks equally with the subordinated debt securities,

  •
  Indebtedness of ours to an Affiliate of ours,

  •
  interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless such interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws, and

  •
  trade accounts payable, and

  •
  any Indebtedness, including all other debt securities and guarantees in respect of those debt securities, initially issued to any trust, partnership or other entity affiliated with us which is a financing vehicle of ours or any Affiliate of ours in connection with an issuance by such entity of preferred securities or other similar securities.

        Such Senior Indebtedness will continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

        The subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

New York Law to Govern

        The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed wholly in that state.

Information Concerning the Trustee

        We may from time to time borrow from, maintain deposit accounts with and conduct other banking transactions with the trustee and its affiliates in the ordinary course of business. The trustee will be named in the applicable prospectus supplement.

        Under each indenture, the trustee may be required to transmit annual reports to all holders regarding its eligibility and qualifications as trustee under the applicable indenture and related matters.

PLAN OF DISTRIBUTION

        We may sell the securities offered under this prospectus in any one or more of the following ways from time to time:

  •
  through agents;

  •
  to or through underwriters;

  •
  through brokers or dealers;

  •
  through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  directly to one or more purchasers, including through a specific bidding, auction or other process;

  •
  through a combination of any of these methods of sale; or

  •
  any other method permitted by applicable law.

        The common stock may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  prices related to the prevailing market prices;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These sales may be effected in transactions:

  •
  on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the New York Stock Exchange;

  •
  in the over-the-counter market;

  •
  otherwise than on such exchanges or services or in the over-the-counter market;

  •
  through the writing of options, whether the options are listed on an options exchange or otherwise (including the issuance by the selling stockholders of derivative securities);

  •
  through the settlement of short sales; or

  •
  through a combination of the foregoing.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

        If required by applicable law, we will describe in a prospectus supplement the particular terms of the offering of the securities, including the following:

  •
  the names of any agents, underwriters, brokers or dealers;

  •
  the purchase price of the securities and the net proceeds from the sale;

  •
  any underwriting discounts and other items constituting underwriters' compensation;

  •
  any public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

  •
  any securities exchanges on which the shares of common stock may be listed; and

  •
  any other information we think is material.

        We may sell securities from time to time through agents. We will name any agent involved in the offer or sale of such securities and will list commissions payable to these agents in a prospectus supplement, if required. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in any required prospectus supplement.

        In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers, agents or other persons acting on our behalf that participate in a distribution of securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers, agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act.

        Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

        Any person participating in such distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares by any participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

LEGAL MATTERS

        Certain legal matters in connection with the sale of the securities offered hereby will be passed upon for us by Mayer Brown LLP, Chicago, Illinois. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements of Envestnet, Inc. as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein and in the registration statement in reliance upon the reports of

KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report on the effectiveness of internal control over financial reporting as of December 31, 2013, contains an explanatory paragraph that states Envestnet, Inc. acquired Wealth Management Solutions (WMS) during 2013, and management excluded from its assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2013, WMS's internal control over financial reporting associated with total assets of $30,929,000 and total revenues of $33,517,000, included in the consolidated financial statements of Envestnet, Inc. and subsidiaries as of and for the year ended December 31, 2013.

        The audited abbreviated historical financial statements of WMS, a business line of Prudential Investments LLC, included in Exhibit 99.1 of Envestnet, Inc.'s Current Report on Form 8-K/A filed on September 5, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may read and copy any document we file in the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the NYSE, you should call (212) 656-5060.

        The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for documents filed by us under the Exchange Act is 001-34835.

        The SEC allows us to incorporate by reference into this prospectus the information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Information that we file later with the SEC under the Exchange Act will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. We incorporate by reference the documents listed below (other than any portions thereof, which under the Exchange Act and applicable SEC rules, are not deemed "filed" under the Exchange Act) and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of securities covered by this prospectus:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2013 (including information specifically incorporated by reference into the Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed on April 11, 2014);

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

  •
  Our Current Reports on Form 8-K filed on July 1, 2013 (as amended by a Form 8-K/A filed on September 5, 2013), October 8, 2013, April 7, 2014, May 19, 2014, June 25, 2014 and July 1, 2014; and

  •
  The description of our common stock contained in the Registration Statement on Form 8-A filed on July 28, 2010, including any amendments or reports filed for the purposes of updating such description.

        All other documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement and prior to the termination of the offering of securities covered by this prospectus shall also be deemed to be incorporated by reference in this prospectus and to be a part hereof from the respective dates of the filing of such documents (other than any such documents, or portions thereof, which under the Exchange Act and applicable SEC rules, are not deemed "filed" under the Exchange Act). If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus or a subsequent incorporated document, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner.

        You may also request a copy of these filings, at no cost, by writing or telephoning us at:

Envestnet, Inc.
35 East Wacker Drive, Suite 2400
Chicago, Illinois 60601
Phone: (312) 827-2800

        Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have been specifically referenced in this prospectus.

$125,000,000

Envestnet, Inc.
% Convertible Notes due 2019

Preliminary Prospectus Supplement

December 8, 2014

Stifel
Credit Suisse
BMO Capital Markets
Sandler O'Neill + Partners, L.P.
Sterne Agee
William Blair